                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                                DEP CORPORATION
                                       AT
                              $5.25 NET PER SHARE
                                       BY
                          HENKEL ACQUISITION CORP. II
                          A WHOLLY-OWNED SUBSIDIARY OF
                                  HENKEL KGAA
  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON FRIDAY, AUGUST 14, 1998, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS BEING MADE PURSUANT TO THE TERMS OF AN AGREEMENT AND PLAN OF MERGER, DATED AS OF JULY 13, 1998 (THE "MERGER AGREEMENT"), AMONG HENKEL KGAA ("PARENT"), HENKEL ACQUISITION CORP. II ("PURCHASER") AND DEP CORPORATION (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES OF COMMON STOCK ("SHARES") PURSUANT THERETO.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN AT THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT, WHEN ADDED TO THE SHARES BENEFICIALLY OWNED BY PARENT AND ITS AFFILIATES AND THE SHARES PURCHASER HAS THE IMMEDIATE RIGHT TO ACQUIRE PURSUANT TO THE COMPANY OPTION AGREEMENT DESCRIBED BELOW, CONSTITUTES AT LEAST NINETY PERCENT (90%) OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE INTRODUCTION AND SECTIONS 1 AND 14 HEREOF.

    IF THE MINIMUM CONDITION IS NOT SATISFIED ON ANY EXPIRATION DATE OF THE OFFER, BUT THERE SHALL HAVE BEEN VALIDLY TENDERED AND NOT WITHDRAWN AS OF SUCH EXPIRATION DATE A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS, PURCHASER SHALL EITHER (I) EXTEND THE OFFER FOR A PERIOD OR PERIODS NOT TO EXCEED, IN THE AGGREGATE, TEN BUSINESS DAYS, OR (II) (A) AMEND THE OFFER TO REDUCE THE NUMBER OF SHARES SOUGHT PURSUANT TO THE OFFER, AND THE NUMBER OF SHARES NEEDED TO SATISFY THE MINIMUM CONDITION, TO THAT NUMBER OF SHARES WHICH, WHEN ADDED TO THE SHARES THEN OWNED DIRECTLY OR INDIRECTLY BY PURCHASER, WOULD EQUAL FORTY-NINE AND NINE-TENTHS PERCENT (49.9%) OF THE SHARES THEN OUTSTANDING (THE "REVISED MINIMUM NUMBER"), (B) EXTEND THE OFFER FOR A PERIOD OF NOT LESS THAN TEN BUSINESS DAYS FOLLOWING THE PUBLIC ANNOUNCEMENT OF SUCH AMENDMENT AND
(C) IF, AT THE EXPIRATION OF SUCH EXTENSION, A GREATER NUMBER OF SHARES IS TENDERED INTO THE 49.9% OFFER AND NOT WITHDRAWN, PURCHASE, ON A PRO RATA BASIS, THE REVISED MINIMUM NUMBER OF SHARES. SEE INTRODUCTION AND SECTIONS 1 AND 14 HEREOF.

    PURCHASER HAS ENTERED INTO STOCKHOLDER OPTION AGREEMENTS WITH CERTAIN STOCKHOLDERS, WHO TOGETHER OWN APPROXIMATELY 31.4% OF THE OUTSTANDING SHARES, PURSUANT TO WHICH, AMONG OTHER THINGS, SUCH STOCKHOLDERS HAVE AGREED TO VALIDLY TENDER (AND NOT TO WITHDRAW) ALL SUCH SHARES PURSUANT TO THE OFFER, GRANTED PARENT A PROXY WITH RESPECT TO THE VOTING OF SUCH SHARES IN FAVOR OF THE MERGER AND GRANTED PURCHASER AN IRREVOCABLE OPTION TO PURCHASE ALL SUCH SHARES AT A PRICE OF $5.25 PER SHARE EXERCISABLE UNDER CERTAIN CIRCUMSTANCES. PURCHASER HAS ALSO ENTERED INTO A STOCK OPTION AGREEMENT WITH THE COMPANY, PURSUANT TO WHICH THE COMPANY HAS GRANTED TO PURCHASER AN IRREVOCABLE OPTION (THE "TOP-UP OPTION"), EXERCISABLE IF PURCHASER ACQUIRES AT LEAST 85% OF THE THEN OUTSTANDING SHARES PURSUANT TO THE OFFER, TO PURCHASE THAT NUMBER OF SHARES THAT, WHEN ADDED TO THE NUMBER OF SHARES OWNED BY PURCHASER, CONSTITUTES ONE SHARE MORE THAN 90% OF THE COMPANY'S OUTSTANDING SHARES (ASSUMING ISSUANCE OF SHARES PURSUANT TO THE TOP-UP OPTION). THE TOP-UP OPTION IS EXERCISABLE AT A PRICE OF $5.25 PER SHARE UNDER CERTAIN CIRCUMSTANCES. SEE SECTION 12 HEREOF.
                              -------------------

                        THE DEALER MANAGER FOR THE OFFER IS:

                                     [LOGO]

    Any stockholder desiring to tender all or a portion of such stockholder's Shares should either (1) complete and sign the Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 or 5 of the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 hereof or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

    Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, who cannot comply with the procedure for book-entry transfer on a timely basis or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to the Information Agent or to brokers, dealers, commercial banks and trust companies.

July 20, 1998

To the Holders of Common Stock of
DEP Corporation:

                                  INTRODUCTION

    Henkel Acquisition Corp. II, a Delaware corporation ("PURCHASER") and a wholly-owned subsidiary of Henkel KGaA, a Kommanditgesellschaft auf Aktien (a partnership limited by shares) organized under the laws of the Federal Republic of Germany ("PARENT"), hereby offers to purchase all outstanding shares of the Common Stock, par value $0.01 per share (the "SHARES"), of DEP Corporation, a Delaware corporation (the "COMPANY"), at a purchase price of $5.25 per Share (the "OFFER PRICE"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the "OFFER"). Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Purchaser or Parent will pay all charges and expenses of Rhone Group LLC, as the dealer manager (in such capacity, the "DEALER MANAGER"), Citibank, N.A., as the depositary (the "DEPOSITARY"), and MacKenzie Partners, Inc., as the information agent (the "INFORMATION AGENT"), incurred in connection with the Offer. See Section 16.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN AT THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT, WHEN ADDED TO THE SHARES BENEFICIALLY OWNED BY PARENT AND ITS AFFILIATES AND THE SHARES PURCHASER HAS THE IMMEDIATE RIGHT TO ACQUIRE PURSUANT TO THE COMPANY OPTION AGREEMENT (AS DEFINED BELOW), CONSTITUTES AT LEAST NINETY PERCENT (90%) OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 1 AND SECTION 14 HEREOF.

    If the Minimum Condition is not satisfied on any scheduled expiration date of the Offer, but there shall have been validly tendered and not withdrawn as of such expiration date, a majority of the outstanding Shares on a fully diluted basis, Purchaser shall either (i) extend the Offer in accordance with (and subject to the limitations of) the Merger Agreement for a period or periods not to exceed, in the aggregate, ten business days or (ii) (a) amend the Offer to reduce the number of Shares sought pursuant to the Offer, and the number of Shares needed to satisfy the Minimum Condition, to that number of Shares which, when added to the Shares then owned directly or indirectly by Purchaser, would equal forty-nine and nine-tenths percent (49.9%) of the Shares then outstanding (the "REVISED MINIMUM NUMBER"), (b) extend the Offer for a period of not less than ten business days following the public announcement of such amendment to the Offer (the Offer, if and as so amended, being sometimes referred to as the "49.9% OFFER"), and (c) if, at the expiration of such extension, a greater number of Shares is tendered into the 49.9% Offer and not withdrawn, purchase, on a PRO RATA basis, the Revised Minimum Number of Shares. See Section 1.

    The Offer is being made pursuant to an Agreement and Plan of Merger dated as of July 13, 1998 (the "MERGER AGREEMENT"), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, for the making of the Offer by Purchaser and further provides that, following the completion of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the "MERGER"), with the Company surviving the Merger as a wholly owned subsidiary of Parent with the name "Schwarzkopf & DEP, Inc." (the "SURVIVING CORPORATION"). As a result of the Merger, each outstanding Share (other than Shares held by Parent, Purchaser or any subsidiary of Parent, Purchaser or the Company, Shares held in the treasury of the Company and Shares held by stockholders who have properly exercised their appraisal rights under Delaware law) will be converted at the effective time of the Merger (the "EFFECTIVE TIME") into the right to receive in cash the price per Share paid in the Offer without interest (the "MERGER CONSIDERATION"). For a description of the Merger Agreement, see Section 12. Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger (whether as Merger Consideration or cash amounts received pursuant to the exercise of appraisal rights) are described in
Section 5.

    Concurrently with the execution of the Merger Agreement, and as a condition and inducement to Parent and Purchaser entering into the Merger Agreement, Purchaser and Parent entered into stockholder option agreements dated July 13, 1998 (together, the "STOCKHOLDER OPTION AGREEMENTS"), with Robert H. Berglass, The Berglass Charitable Remainder Trust UDT 7/8/98 and The Berglass 1995 Irrevocable Trust UDT 6/27/95 (each, an "OPTION GRANTOR"), the owners of an aggregate of 2,161,460 Shares (representing approximately 31.4% of the outstanding Shares). Pursuant to the Stockholder Option Agreements, the Option Grantors have (i) agreed to validly tender (and not to withdraw) all such Option Grantor's Shares in the Offer, (ii) granted Parent a proxy with respect to the voting of such Shares in favor of the Merger upon the terms and subject to the conditions set forth therein and (iii) granted Purchaser an irrevocable option (collectively, the "STOCKHOLDER OPTIONS") to purchase all of each such Option Grantor's Shares at a price of $5.25 per Share, subject to adjustment in certain events. The Stockholder Options are exercisable, subject to certain conditions set forth in the Stockholder Option Agreements, following termination of the Offer or the Merger Agreement in certain circumstances generally relating to the existence of a proposal by another person to acquire the Company. For a more detailed description of the Stockholder Option Agreements, see Section 12.

    As a condition and further inducement to Parent and Purchaser to enter into the Merger Agreement, concurrently with the execution and delivery of the Merger Agreement, Parent, Purchaser and the Company entered into a Stock Option Agreement dated July 13, 1998 (the "COMPANY OPTION AGREEMENT"), pursuant to which the Company has granted Purchaser an irrevocable option (the "TOP-UP OPTION"), exercisable if Purchaser acquires at least 85% of the then outstanding Shares pursuant to the Offer, to purchase that number of Shares equal to the lowest number of Shares that, when added to the number of Shares owned by Purchaser at the time of such exercise, shall constitute one Share more than 90% of the outstanding Shares (assuming issuance of Shares pursuant to the Top-Up Option) at a price equal to the $5.25 per Share; PROVIDED, HOWEVER, that the Top-Up Option shall not be exercisable unless immediately after such exercise Purchaser would own more than 90% of the Shares then outstanding. Purchaser may exercise the Top-Up Option in whole but not in part at any one time after the occurrence of a Top-Up Exercise Event (as defined in Section 12) and prior to the occurrence of a Top-Up Termination Event (as defined in Section 12). See
Section 12.

    THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    HOULIHAN LOKEY HOWARD & ZUKIN ("HOULIHAN LOKEY"), THE COMPANY'S INDEPENDENT FINANCIAL ADVISOR, HAS ADVISED THE COMPANY'S BOARD OF DIRECTORS THAT, IN ITS OPINION, THE CONSIDERATION TO BE RECEIVED BY THE PUBLIC STOCKHOLDERS OF THE COMPANY IN CONNECTION WITH THE OFFER AND THE MERGER IS FAIR TO SUCH HOLDERS, FROM A FINANCIAL POINT OF VIEW. A COPY OF THE OPINION OF HOULIHAN LOKEY IS CONTAINED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9") FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") IN CONNECTION WITH THE OFFER, A COPY OF WHICH (WITHOUT CERTAIN EXHIBITS) IS BEING FURNISHED TO STOCKHOLDERS CONCURRENTLY HEREWITH.

    The Company has represented pursuant to the Merger Agreement that, as of July 10, 1998, 6,876,140 Shares were issued and outstanding and that as of that date options to purchase 674,200 Shares were issued and outstanding. Parent, Purchaser and their affiliates do not currently beneficially own any Shares or rights to acquire Shares other than the rights to acquire Shares pursuant to the Stockholder Option Agreements and the right to acquire Shares under the Company Option Agreement under certain circumstances. Based on the foregoing and the terms of the Company Option Agreement, and after giving effect to the assumed exercise of all outstanding options, Purchaser believes the Minimum Condition would be satisfied, assuming the exercise of the Top-Up Option, if 6,417,789 Shares are duly tendered and not withdrawn pursuant to the Offer.

    The consummation of the Merger is subject to the satisfaction or waiver of a number of conditions, including, if required, the approval of the Merger by the requisite vote of the stockholders of the Company in accordance with applicable law. Under the Delaware General Corporation Law (the "DGCL"), applicable to the Company and the Merger, a holder of at least 90% of the outstanding shares of each class of stock of a corporation may cause the merger of such corporation with such holder without the vote of the stockholders of the corporation. The California General Corporation Law (the "CGCL") is not generally applicable to companies incorporated in jurisdictions other than California, such as the Company. However, Section 2115 of the CGCL purports to make certain provisions of the CGCL applicable to corporations incorporated outside of California that meet certain criteria. Parent and Purchaser believe that Section 2115 of the CGCL should not operate so as to make such provisions applicable to the Company and the Merger (see Section 15) and that only the provisions of the DGCL should apply to the Merger. In any event, under the CGCL, a holder of at least 90% of the outstanding shares of each class of stock of a corporation also may cause the merger of such corporation with such holder without the vote of the stockholders of the corporation. If the Minimum Condition is satisfied, Purchaser will own at least 90% of the then outstanding Shares. Thus, Parent and Purchaser believe that, under the DGCL and, even if it were applicable, the CGCL, if the Minimum Condition is satisfied and Purchaser acquires, pursuant to the Offer and the Company Option Agreement, at least 90% of the Shares then outstanding, Purchaser will be able to approve the Merger Agreement and the Merger and to effect the Merger pursuant to the "short-form" merger provisions of Section 253 of the DGCL without prior notice to, or any action by, any other stockholder. In such event, Purchaser intends to effect the Merger promptly following the purchase of Shares pursuant to the Offer and the Company Option Agreement.

    If the Minimum Condition is not satisfied, a vote of the Company's stockholders will be required under the DGCL and, if applicable, the CGCL to approve the Merger. In that event, a significantly longer period of time will be required to effect the Merger.

    Under the DGCL, if Purchaser were to own a majority of the outstanding Shares but less than 90%, Purchaser would be able, by vote of such shares at a meeting of stockholders but without the affirmative vote of any other stockholder of the Company, to approve the Merger Agreement and the Merger in the event such a vote were required. However, in light of the provisions of the CGCL described below, Purchaser might not be able to utilize this power.

    If the CGCL were applicable to the Company and the Merger, the Merger could not be accomplished for cash paid to the stockholders of the Company if Parent or Purchaser owns, directly or indirectly, more than 50% but less than 90% of the then outstanding Shares unless either all the stockholders consent or the Commissioner of Corporations of the State of California approves, after a hearing, the terms and conditions of the Merger and the fairness thereof. If this provision of the CGCL were applicable to the Merger and if Purchaser acquired a majority (but less than 90%) of the outstanding Shares, Purchaser believes such application of California law could impair the ability of Parent, Purchaser and the Company to effect the Merger. To avoid this possibility, the Offer is structured so that, if sufficient shares are not validly tendered to permit Purchaser to acquire, pursuant to the Offer and the Company Option Agreement, at least 90% of the then outstanding Shares, Purchaser shall either
(i) extend the Offer in accordance with (and subject to the limitations of) the Merger Agreement for a period or periods not to exceed, in the aggregate, ten business days or (ii) amend the Offer to reduce the number of Shares sought pursuant to the Offer, and the number of Shares needed to satisfy the Minimum Condition, to the Revised Minimum Number of Shares and otherwise amend the Offer so that it is the 49.9% Offer, subject to the terms and conditions described herein. Purchaser would not, upon the satisfaction of all conditions and the purchase of Shares pursuant to the 49.9% Offer, own more than 50% of the Shares then outstanding. The Company, Purchaser and Parent believe that, in such event, the affirmative vote of the holders of a majority of the Shares would be sufficient to approve the Merger. At such time, the Company would solicit the approval of the Merger and the Merger Agreement by a vote of the stockholders of the Company. See Sections 12, 14 and 15.

    Whether the Merger is effected pursuant to the "short-form" merger provisions of applicable law, or pursuant to the provisions requiring a stockholder vote, holders of Shares who have not sold their Shares pursuant to the Offer (or otherwise) will have certain rights under the DGCL (and, if applicable, the CGCL) to dissent and demand appraisal of, and payment in cash of the fair value (as judicially determined) of, their Shares. The value so determined could be more or less than the Offer Price and the Merger Consideration. See Sections 12 and 14.

    THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE SCHEDULE 14D-9 CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BY STOCKHOLDERS BEFORE THEY MAKE ANY DECISION WHETHER TO TENDER THEIR SHARES PURSUANT TO THE OFFER.

1. TERMS OF THE OFFER

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and pay for, all Shares validly tendered and not properly withdrawn as provided in Section 4 prior to the Expiration Date. As used herein, the term "EXPIRATION DATE" shall mean 12:00 midnight, New York City time, on Friday, August 14, 1998, unless and until Purchaser shall, as described below, have extended the period of time during which the Offer is open, in which event the term "EXPIRATION DATE" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. Subject to the terms of the Merger Agreement (as described below), Purchaser may from time to time extend the Expiration Date.

    The Offer is subject to the conditions set forth in Section 14, including, among other things, expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and the Minimum Condition being satisfied. See Sections 14 and 15.

    Subject to the applicable rules and regulations of the Commission and the Merger Agreement, Purchaser reserves the right (but will not be obligated) to reduce the number of Shares needed to satisfy the Minimum Condition to the Revised Minimum Number (as set forth above) or, at any time and from time to time, to waive any other condition to the Offer in whole or in part in its sole discretion. In addition, subject to the applicable rules and regulations of the Commission, Purchaser expressly reserves the right at any time and from time to time to modify or amend the terms of the Offer; PROVIDED that under the Merger Agreement, Purchaser has agreed that it will not, without the prior written consent of the Company, (1) decrease or change the form of consideration payable in the Offer, (2) except as described above, decrease the number of Shares sought pursuant to the Offer, (3) impose additional conditions to the Offer, (4) change the conditions of the Offer (PROVIDED that Parent or Purchaser in its sole discretion may waive any conditions to the Offer other than the Minimum Condition) or (5) make any other change in the terms or conditions of the Offer which is materially adverse to the holders of Shares.

    If the conditions set forth in Section 14 are satisfied as of any scheduled expiration date, Purchaser may extend the Offer for up to ten business days in the aggregate, and may extend the Offer for a longer period with the prior written consent of the Company or as required by law. In addition, subject to the provisions of the Merger Agreement requiring Purchaser to amend the Offer so that it is the 49.9% Offer discussed above, Purchaser and Parent have agreed that if the conditions of the Offer are not satisfied or waived by Parent or Purchaser as of any scheduled expiration date, Purchaser may extend the Offer from time to time (but not beyond the date that is fifty business days from the date of the Merger Agreement), and, in any event, upon the written request of the Company will extend the Offer from time to time until the earlier of consummation of the Offer or forty business days from the date of the Merger Agreement (PROVIDED, that Purchaser shall not be obligated to make any such extension if (i) it reasonably determines that all such conditions are not likely to be satisfied by such date or (ii) it shall then have the right to terminate the Merger Agreement, pursuant to its terms). As used in this Offer to Purchase, "BUSINESS DAY" means any day other than a Saturday, Sunday or a U.S. federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

    Subject to the limitations set forth in the Merger Agreement as described above, Purchaser reserves the right (but will not be obligated), at any time or from time to time in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. There can be no assurance that Purchaser will exercise its right to extend the Offer.

    Subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), relating to Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer, and to the provisions of the Merger Agreement, Purchaser expressly reserves the right to delay acceptance for payment of or payment for any Shares, to extend the Offer, or to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions specified in paragraphs (a) through (j) of Section 14, and at any time or from time to time, to amend the Offer or to waive any conditions to the Offer in any respect consistent with the provisions of the Merger Agreement described above, as such provisions may be amended from time to time, in each case by giving oral or written notice of such delay, extension, termination, amendment or waiver to the Depositary.

    Any such extension of the period during which the Offer is open, delay in acceptance for payment or payment, termination or amendment of the Offer or waiver of any conditions to the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Without limiting the obligation of Purchaser under such rule or other applicable law or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service and making any appropriate filing with the Commission.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or if it waives a material condition of the Offer (including a waiver of the Minimum Condition), Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which a tender offer must remain open following a material change in the terms of the Offer or information concerning the Offer, other than a change in the price or in the number of Shares sought, will depend on the facts and circumstances then existing, including the relative materiality of the changes. With respect to a change in the price or number of Shares sought, a minimum of ten business days from the date of such change is generally required under applicable Commission rules and regulations to permit adequate disclosure to stockholders.

    The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to stockholders. This Offer to Purchase, the related Letter of Transmittal and certain other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the terms and conditions of the Merger Agreement, Purchaser will accept for payment, and pay for, all Shares validly tendered and not properly withdrawn prior to the Expiration Date, promptly after the later to occur of (i) the Expiration Date and (ii) subject to compliance with Rule 14e-1(c) under the Exchange Act, the date of satisfaction or waiver of all of the conditions of the Offer set forth in Section 14 (including expiration or termination of the waiting period under the HSR Act) applicable to the acquisition of Shares pursuant to the Offer. Any determination concerning the satisfaction of such terms and conditions is within the sole discretion of Purchaser and such determination will be final and binding on all tendering stockholders. See Section 14. Subject to compliance with Rule 14e-1(c) under the Exchange Act and the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right, in its discretion, to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law or government regulation or any condition contained herein. See Sections 14 and 15.

    In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (or a timely Book-Entry Confirmation (as defined in Section 3) with respect to such Shares), (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with all required signature guarantees or an Agent's Message, as defined below, in connection with a book-entry transfer, and (iii) all other documents required by the Letter of Transmittal. See Section 3. The term "AGENT'S MESSAGE" means a message, transmitted by the Book-Entry Transfer Facility (as defined in Section 3) to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders whose Shares have theretofore been accepted for payment. If, for any reason, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under Section 14, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE OFFER PRICE BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    If any tendered Shares are not purchased for any reason or if certificates are submitted for more Shares than are tendered, certificates for such Shares not purchased or tendered will be returned pursuant to the instructions of the tendering stockholder without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility) as promptly as practicable following the expiration, termination or withdrawal of the Offer.

    If, prior to the Expiration Date, Purchaser (in its sole discretion) increases the consideration to be paid per Share pursuant to the Offer, Purchaser will pay such increased consideration for all such Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

    Purchaser reserves the right, at any time, to assign, in its sole discretion, to one or more affiliates of Purchaser the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer. In addition, pursuant to the Merger Agreement, Parent and Purchaser have the right to assign any of their respective rights and obligations under the Merger Agreement to any affiliate of Parent or Purchaser, but no such assignment shall relieve Parent or Purchaser of its obligations under the Offer. See Section 12.

3. PROCEDURE FOR TENDERING SHARES

    VALID TENDERS. For Shares to be validly tendered pursuant to the Offer, either (a) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, and either (i) certificates representing Shares must be received by the Depositary at any such address on or prior to the Expiration Date or (ii) such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. No alternative, conditional or contingent tenders will be accepted.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "BOOK-ENTRY TRANSFER FACILITY") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or an Agent's Message in connection with a book-entry transfer) and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as the "Book-Entry Confirmation." DELIVERY OF DOCUMENTS (INCLUDING AN EXECUTED LETTER OF TRANSMITTAL) TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a member in good standing of the Securities Transfer Agent's Medallion Program, or by any other bank, broker, dealer, credit union, savings association or other entity that is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act, (each of the foregoing constituting an "ELIGIBLE INSTITUTION") unless the Shares tendered thereby are tendered (i) by a registered holder (which term, for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facility systems whose name appears on a security position listing as the owner of the Shares) of Shares who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a certificate representing Shares is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not accepted for payment or not tendered are to be issued or returned to a person other than the registered holder, then such certificate must be endorsed or accompanied by appropriate stock powers, in each case signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as described above and as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are complied with:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the Depositary, as provided below, prior to the Expiration Date; and

   (iii) the certificates for all tendered Shares in proper form for transfer, or a Book-Entry Confirmation with respect to all tendered Shares, in either case together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any requested signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "TRADING DAY" is any day on which the Nasdaq Small Cap Market operated by the National Association of Securities Dealers, Inc. (the "NASD") is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include an endorsement by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    THE METHOD OF DELIVERY OF CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS MADE BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer in all cases will be made only after timely receipt by the Depositary of (i) certificates for (or a Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and (iii) all other documents required by the Letter of Transmittal.

    BACKUP WITHHOLDING. In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 8 to the Letter of Transmittal.

    DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares pursuant to any of the procedures described above will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of Shares that are determined by it not to be in proper form or the acceptance of or payment for which, in the opinion of Purchaser, may be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

    APPOINTMENT AS PROXY. By executing a Letter of Transmittal, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Offer). All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares. Such powers of attorney and proxies shall be irrevocable and shall be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and any other Shares or other securities so issued in respect of such purchased Shares) will be revoked, without further action, and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective) by such stockholder. The designees of Purchaser will be empowered to exercise all voting and other rights of such stockholder with respect to such Shares (and any other Shares or securities so issued in respect of such accepted Shares) as they in their sole discretion may deem proper, including, without limitation, in respect of any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof, or in connection with any action by written consent in lieu of any such meeting or otherwise (including any such meeting or action by written consent to approve the Merger). Purchaser reserves the absolute right to require that, in order for Shares to be validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting and other rights with respect to such Shares (and any other Shares or securities so issued in respect of such accepted Shares), including voting at any meeting of stockholders then scheduled or giving or withdrawing written consents as to which the record date has passed.

    BINDING AGREEMENT. The valid tender of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS

    Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser as provided herein, may also be withdrawn at any time after September 17, 1998. If Purchaser extends the Offer, is delayed in its purchase of or payment for Shares or is unable to purchase or pay for Shares for any reason, then, without prejudice to the rights of Purchaser hereunder, tendered Shares may be retained by the Depositary on behalf of Purchaser and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4. The reservation by Purchaser of the right to delay the acceptance or purchase of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or return Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

    For a withdrawal of tendered Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the tendering stockholder must also submit the serial numbers shown on such certificates, and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal with respect to such Shares must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination shall be final and binding on all parties. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failing to give such notification.

    Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

5. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the principal U.S. federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (whether upon receipt of the Merger Consideration or upon receipt of any cash amounts by dissenting stockholders pursuant to the exercise of appraisal rights). The discussion applies only to holders of Shares in whose hands Shares are capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are not citizens or residents of the United States.

    THE U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON PRESENT LAW. INDIVIDUAL CIRCUMSTANCES MAY DIFFER; ACCORDINGLY, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

    The receipt of the Offer Price and the receipt of cash pursuant to the Merger (whether as Merger Consideration or cash amounts received by dissenting stockholders pursuant to the exercise of appraisal rights) will be a taxable transaction for U.S. federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for U.S. federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between such holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (I.E., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss and will be long-term gain or loss if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than one year.

    Payments in connection with the Offer or the Merger may be subject to backup withholding at a 31% rate. Backup withholding generally applies if the stockholder (a) fails to furnish such stockholder's social security number or TIN, (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such stockholder's correct number and that such stockholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each stockholder should consult with such stockholder's own tax advisor as to such stockholder's qualification for exemption from withholding and the procedure for obtaining such exemption.

6. PRICE RANGE OF THE SHARES; DIVIDENDS

    According to the Company's Annual Report on Form 10-K for the year ended July 31, 1997 (the "COMPANY 10-K"), the Shares commenced trading on the Nasdaq Small Cap Market tier of The Nasdaq Stock Market ("NASDAQ") on November 4, 1996 and currently trade under the symbol "DEPCC". Prior to that time, the Company had two classes of common stock, Class A Common and Class B Common, which were traded on the Nasdaq National Market System. Pursuant to the Plan or Reorganization in the Company's Chapter 11 bankruptcy proceedings, on November 4, 1996, the Class A Common and the Class B Common were reclassified into a single class and began trading as the Shares. According to the Company 10-K, the Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 1998 (the "COMPANY 10-Q") and information supplied to Purchaser by the Company, the Company has not paid any cash dividends on the Shares (or, prior to November 4, 1996, on the Class A Common or Class B Common). The following table sets forth, for the periods indicated, the high and low sales prices per Share (or, prior to November 4, 1996, on the Class A Common or Class B Common) on Nasdaq, as reported in published financial sources.

                                                                                                 HIGH        LOW
                                                                                               ---------  ---------
FISCAL YEAR ENDED JULY 31, 1996:

First Quarter       (Class A)................................................................  $   2 5/8  $  1 7/16
                    (Class B)................................................................  $   2 5/8  $   1 1/2
Second Quarter      (Class A)................................................................  $  1 9/16  $       1
                    (Class B)................................................................  $   2 1/8  $       1
Third Quarter       (Class A)................................................................  $   1 7/8  $    9/16
                    (Class B)................................................................  $ 1 15/16  $     1/2
Fourth Quarter      (Class A)................................................................  $   2 1/4  $     7/8
                    (Class B)................................................................  $       2      11/16

FISCAL YEAR ENDED JULY 31, 1997:

First Quarter       (Class A)................................................................  $   2 3/8  $   1 1/4
                    (Class B)................................................................  $   2 3/8  $   1 1/4
Second Quarter...............................................................................  $   2 3/4  $   1 5/8
Third Quarter................................................................................  $       2  $   1 1/8
Fourth Quarter...............................................................................  $ 1 15/16  $   1 1/4

FISCAL YEAR ENDED JULY 31, 1998:
First Quarter................................................................................  $  2 1/16  $       1
Second Quarter...............................................................................  $  2 3/16  $  1 5/16
Third Quarter................................................................................  $   3 3/4  $ 1 11/16
Fourth Quarter (through July 17, 1998).......................................................  $   5 1/8  $ 1 25/32

    On July 10, 1998, the last full trading day before the execution of the Merger Agreement, the closing price per share on Nasdaq was $2.94. On July 13, 1998, the last full trading day before the public announcement of the execution of the Merger Agreement and Purchaser's intention to make the Offer, the closing price per Share on Nasdaq was $4.00. On July 17, 1998, the last full trading day before the commencement of the Offer, the closing price per Share on Nasdaq was $5.03. STOCKHOLDERS ARE ENCOURAGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7. CERTAIN EFFECTS OF THE TRANSACTION

    The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. According to the Company 10-K, as of October 8, 1997, there were 167 recordholders of Common Stock and more than 300 beneficial holders whose shares are held of record by nominees.

    The extent of the public market for the Shares and, according to the published guidelines of Nasdaq, the continued trading of the Shares on Nasdaq after the purchase of Shares pursuant to the Offer, will depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act, as described below, and other factors. Depending on the number of Shares acquired pursuant to the Offer, price quotations for the Shares may no longer meet the requirements for continued trading on Nasdaq and the Shares may, therefore, be delisted from Nasdaq. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, trading of the Shares on Nasdaq is discontinued, the liquidity of and market for the Shares could be adversely affected. Purchaser cannot predict with certainty whether or to what extent the reduction in the number of Shares that might otherwise trade publicly would result in the suspension of trading of the Shares on Nasdaq or would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future prices to be greater or less than the Offer Price.

    The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange or quoted on Nasdaq and there are fewer than 300 record holders of the Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) of the Exchange Act, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended.

    It is the present intention of Purchaser to seek to cause the Company to make an application for the termination of the registration of the Shares under the Exchange Act as soon as possible after the purchase of all validly tendered Shares in the Offer if the requirements for termination of registration are met. If registration of the Shares is not terminated prior to the Merger, the registration of the Shares under the Exchange Act will be terminated following consummation of the Merger. See Section 12.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

    Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents and records on file with the Commission and other public sources including, but not limited to, the Company 10-K and the Company 10-Q. Although neither Parent nor Purchaser has any knowledge that any statements contained herein based on such documents and records are untrue, neither Parent nor Purchaser takes any responsibility for the accuracy or completeness of the information concerning the Company, furnished by the Company or contained in such documents and records, or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

    The Company was reincorporated in Delaware in December 1987 after its initial incorporation in California in 1956. Its executive offices are located at 2101 East Via Arado, Rancho Dominguez, California 90220. The Company is engaged in developing, formulating, manufacturing, marketing and distributing a wide range of trademarked personal care products. The Company also engages in contract packaging and private label activities, in which it manufactures a large variety of personal care products for third parties.

    Set forth below is a summary of certain selected financial information with respect to the Company for the nine months ended April 30, 1998 and April 30, 1997, and for the years ended July 31, 1997 and July 31, 1996. The April 30, 1998 and April 30, 1997 information was excerpted from the Company 10-Q. The July 31, 1997 and July 31, 1996 information was excerpted from the Company 10-K. More comprehensive financial information is included in the Company 10-Q and the Company 10-K and the following summary is qualified in its entirety by reference to such reports and the financial statements and other financial information (including any related notes) contained therein. The Company 10-Q and the Company 10-K may be inspected and copies may be obtained in the manner set forth below.

                                DEP CORPORATION

                 SELECTED CONSOLIDATED CONDENSED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         NINE MONTHS
                                                                            ENDED                YEAR ENDED
                                                                          APRIL 30,               JULY 31,
                                                                     --------------------  ----------------------
                                                                       1998       1997        1997        1996
                                                                     ---------  ---------  ----------  ----------
Income Statement Data:
  Net Sales........................................................  $  80,337  $  85,693  $  115,034  $  119,088
  Net Income (loss)................................................      1,961     (2,612)       (438)     (7,958)
  Earnings (loss) Per Share........................................       0.28      (0.39)       (.07)      (1.27)
Balance Sheet Data:
  Total Assets.....................................................     73,054     86,058      84,690      89,838
  Total Liabilities................................................     67,027     84,112      80,589      86,556
  Stockholders' Equity.............................................      6,027      1,946       4,101       3,282

    The Company is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the Commission's public reference facilities at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and also should be available for inspection and copying at prescribed rates at the regional offices of the Commission located at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and 7 World Trade Center, 13th Floor, New York, NY 10048. Copies of such material may also be obtained by mail at prescribed rates, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may be obtained electronically by visiting the Commission's web site on the internet at http://www.sec.gov. The information also should be available for inspection at the offices of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006.

    Prior to entering into the Merger Agreement, Parent and Purchaser conducted a due diligence review of the Company and in connection with such review, received certain non-public information from the Company. The non-public information included, among other things, financial estimates (the "ESTIMATES"), prepared in early May, 1998, of operating results for the fiscal year ending July 31, 1998. The Company has advised Parent and Purchaser that the Estimates were prepared by the Company's management based on numerous assumptions, including among others, projections of revenue, gross profit, operating expenses, depreciation and amortization, taxes, capital expenditures and working capital requirements. No assurances can be given with respect to any such assumptions. The Estimates contain (among other things) the following financial estimates for the year ending July 31, 1998: gross sales of approximately $116.0 million, net sales of approximately $111.5 million, pre-tax profit of approximately $3.0 million, and net income of approximately $3.0 million (based on an estimate of no income taxes for the period). None of the assumptions in the Estimates give effect to the Offer, the Merger or financing thereof or the operations of the Company after consummation of such transactions.

    THE COMPANY HAS ADVISED PURCHASER THAT IT DOES NOT AS A MATTER OF COURSE DISCLOSE ESTIMATES OR PROJECTIONS AS TO FUTURE REVENUES OR EARNINGS, AND THE ESTIMATES WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS FOR PROJECTIONS. THE ESTIMATES HAVE NOT BEEN EXAMINED, REVIEWED OR COMPILED BY THE COMPANY'S INDEPENDENT AUDITORS, AND ACCORDINGLY THEY HAVE NOT EXPRESSED AN OPINION OR ANY OTHER ASSURANCE ON THEM. THE FORECASTED INFORMATION IS INCLUDED HEREIN SOLELY BECAUSE SUCH INFORMATION WAS FURNISHED TO PARENT AND PURCHASER OR ITS FINANCIAL ADVISORS. ACCORDINGLY, THE INCLUSION OF THE ESTIMATES IN THIS OFFER SHOULD NOT BE REGARDED AS AN INDICATION THAT PARENT OR PURCHASER OR THE COMPANY OR THEIR RESPECTIVE FINANCIAL ADVISORS OR THEIR RESPECTIVE OFFICERS AND DIRECTORS CONSIDER SUCH INFORMATION TO BE ACCURATE OR RELIABLE, AND NONE OF SUCH PERSONS ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY THEREOF. THE ESTIMATES WERE PREPARED FOR INTERNAL USE AND ARE SUBJECTIVE IN MANY RESPECTS AND THUS SUSCEPTIBLE TO VARIOUS INTERPRETATIONS AND PERIODIC REVISION BASED UPON ACTUAL EXPERIENCE AND BUSINESS DEVELOPMENT. IN ADDITION, BECAUSE THE ESTIMATES AND ASSUMPTIONS UNDERLYING THE ESTIMATES ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, WHICH ARE DIFFICULT OR IMPOSSIBLE TO PREDICT ACCURATELY AND ARE BEYOND THE CONTROL OF THE COMPANY, PARENT AND PURCHASER, THERE CAN BE NO ASSURANCE THAT THE ESTIMATES WILL BE REALIZED OR THAT THE COMPANY'S FUTURE RESULTS WILL NOT VARY MATERIALLY FROM THE ESTIMATES.

9. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT

    Purchaser is a Delaware corporation with its principal executive offices located at 2200 Renaissance Boulevard, Suite 200, Gulph Mills, PA 19406. Purchaser was organized to acquire the Company and has not conducted any unrelated activities since its organization. All of Purchaser's outstanding stock is owned by Parent. Parent is a Kommanditgesellschaft auf Aktien (a partnership limited by shares) organized under the laws of the Federal Republic of Germany with its principal executive offices located at Henkelstrae 67, D-40191 Dusseldorf, Germany. Parent is, itself or through affiliates, a worldwide specialist in applied chemistry, consisting of more than 330 companies operating in over 60 countries. Parent is the largest global producer of oleochemical products based on renewable raw materials. It also holds global market leadership positions in adhesives and surface technologies. Parent's detergents/household cleansers and cosmetics/toiletries business sectors hold market leading positions in Europe.

    The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Purchaser and Parent is set forth in Annex I hereto and incorporated herein by reference.

    Parent currently furnishes the Commission with certain public reports and documents required by foreign law or otherwise under Rule 12g3-2(b) under the Exchange Act. Such reports and communications are available for inspection and copying at the public reference facilities maintained by the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549. Purchaser is not subject to the informational reporting requirements of the Exchange Act, and, accordingly, does not file reports or other information with the Commission relating to its business, financial condition or other matters.

    Set forth below is a summary of certain selected financial information with respect to Parent for the three months ended March 31, 1998 and March 31, 1997, and for the years ended December 31, 1997 and 1996.

    Parent's selected consolidated financial data included herein were prepared, for the first time in 1997, in conformity with the standards issued by the International Accounting Standards Committee (IASC), London, subject to the requirements of German company law regulations. Balance sheet figures as of December 31, 1996 have been adjusted accordingly. The statement of income for 1996 has been restated to improve comparability. Parent has not determined its financial position or results of operations for any period under United States generally accepted accounting principles ("U.S. GAAP"). A summary of the differences between IAS accounting principles and U.S. GAAP is set forth below under "-- Summary of Certain Differences Between IAS Accounting and U.S. GAAP." Purchaser, however, believes that the differences are not material to a decision by a holder of Shares whether to sell, tender or hold any Shares because any such differences would not affect the ability of Purchaser to pay for Shares to be acquired pursuant to the Offer and to repay any funds which have been borrowed for such purpose. The selected consolidated financial data is stated in DEUTSCHE MARK. On July 17, 1998, THE WALL STREET JOURNAL reported that, as of July 16, 1998, one U.S. dollar equaled 1.786 DEUTSCHE MARK.

                                  HENKEL KGAA
                      SELECTED CONSOLIDATED FINANCIAL DATA
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                   THREE MONTHS
                                                                       ENDED                    YEAR ENDED
                                                                     MARCH 31,                 DECEMBER 31,
                                                             -------------------------  --------------------------
                                                                 1998         1997          1997        1996(1)
                                                             ------------  -----------  ------------  ------------
Income Statement Data:
  Sales....................................................      DM 5,295      DM4,708      DM20,065      DM16,301
  Net Earnings.............................................           180          149         1,127           555
  Earnings Per Share (according to DVFA/SG)................             *            *          5.35          4.00
Balance Sheet Data:
  Total Assets.............................................        18,467           **        17,417        14,300
  Total Liabilities........................................        12,862           **        11,854         9,561
  Stockholders' Equity.....................................         5,605           **         5,563         4,739

------------------------

 (1) 1996 information has been restated in line with the accounting treatment for 1997 (consolidated financial statements in conformity with International Accounting Standards--IAS).

  * Earnings per share are not calculated for unaudited quarterly results and are, therefore, not available.

 ** Until 1998, Balance Sheet Data was not prepared for unaudited quarterly periods and, accordingly, such information is not available.

    SUMMARY OF CERTAIN DIFFERENCES BETWEEN IAS ACCOUNTING AND U.S. GAAP

    The following represents, in the opinion of management of Parent, the differences that would affect the determination of consolidated net income and stockholders' equity of Parent for the periods for which the consolidated financial statements have been presented herein.

    GOODWILL AND BUSINESS ACQUISITIONS. In accordance with German GAAP, the difference between the purchase price and fair value of net assets acquired as part of a business combination (goodwill) may be charged directly to partners' equity--which had been practiced until 1992--or capitalized and amortized through the statements of operations over its useful life, which has been practiced since 1993 with an amortization period of 15 years. This treatment is in conformity with IAS 22 (revised 1993). Under U.S. GAAP, goodwill must be capitalized and amortized through the statement of operations over its useful life not to exceed 40 years.

    FIXED TANGIBLE ASSETS. As of December 31, 1996/January 1, 1997, as part of Parent's conversion to IAS, Parent has restated its fixed tangible assets based on estimated useful lives standardized throughout the group, by applying the straight-line method. The accumulated depreciation brought forward at January 1, 1997 has been adjusted accordingly. Under U.S. GAAP, tangible fixed assets are depreciated either on a straight-line or accelerated basis through the statement of operations over their expected useful life. Such differences would generally result in an entity reporting a lower net book value for tangible fixed assets under German GAAP than under U.S. GAAP.

    CAPITALIZATION OF INTEREST. Under IAS, only under limited circumstances is the capitalization of interest on capital expenditures permitted but not mandatory. Parent recognized any interest as an expense. Under U.S. GAAP, interest incurred as part of the cost of constructing fixed assets is required to be capitalized and amortized over the life of the assets.

    FOREIGN CURRENCY. To comply with the German Commercial Code, unrealized exchange gains on receivables and payables stated in foreign currency are eliminated and not retained as stipulated in IAS 21. Under U.S. GAAP, assets and liabilities denominated in a foreign currency are recorded at balance sheet rates with any resulting gain or loss recognized in the income statement.

10. SOURCE AND AMOUNT OF FUNDS

    The total amount of funds required by Purchaser to purchase all outstanding Shares pursuant to the Offer and to pay related fees and expenses in connection with the Offer, the Merger, the Company Option and the Stockholder Option Agreements, is estimated to be approximately $39 million. Purchaser expects to obtain the necessary funds from Parent from existing cash reserves and from the proceeds of the sale of commercial paper. Parent has sufficient financial resources to satisfy its and Purchaser's obligations under the Offer and the Merger Agreement. The Offer is not conditioned upon any financing arrangements.

11. BACKGROUND OF THE TRANSACTION

    In November 1997, Parent and the Company commenced discussions regarding the possible acquisition of the Company by Parent. The parties executed a confidentiality agreement and the Company provided Parent with certain financial, corporate and other information concerning the Company. Executives of the Company met several times with representatives of Parent, but no firm proposal was made. In December 1997, Parent informed the Company that for internal reasons it had decided not to pursue a transaction with the Company at that time.

    Parent has been advised that in early January 1998, the Company approached one of its debt holders about a possible equity investment in the Company by such debt holder and the concurrent retirement of portions of the Company's debt. Company executives initiated discussions with such holder and in early March 1998, received an offer to purchase 40% of the Company's equity at $3.00 per share (the "MARCH 1998 OFFER"). After a review of the terms of such proposal at a regular meeting of the Board of Directors of the Company (the "BOARD") on March 23, 1998, the Board determined that it would be in the best interests of the Company to retain the services of Houlihan Lokey to evaluate such offer and to consider other strategic alternatives of the Company.

    The Company was unable to reach a definitive agreement regarding the March 1998 Offer, but with the advice and assistance of Houlihan Lokey, executives of the Company continued to pursue discussions with other entities regarding potential equity investments or debt restructurings. These discussions continued through May 1998, but no transaction resulted from such discussions.

    In early May 1998, Robert Berglass, the Company's Chairman and President, contacted Parent regarding a possible transaction between the Company and Parent. A representative of Parent visited the Company's offices on May 7, 1998 and met with Company executives. At such meeting, Mr. Berglass proposed an equity investment in the Company by Parent of approximately 20% of the outstanding equity. The representative of Parent indicated that Parent was now interested in pursuing a transaction with the Company, but that Parent generally preferred a purchase of all of the Company's outstanding stock.

    From June 4 through June 6, 1998, discussions between the Company and Parent continued in Los Angeles, with representatives from their respective advisors, Houlihan Lokey and Rhone Group LLC, in attendance. At these meetings, the framework of a potential transaction involving the acquisition of the Company by Parent was outlined. Parent indicated that any transaction would need to include the grant of an option to Parent to purchase stock owned by Mr. Berglass and certain family trusts of Mr. Berglass in the event the transaction was not consummated in certain circumstances. Both parties expressed a willingness to continue negotiations in hopes of reaching agreement. During the week of June 9, 1998, the Company's management held informal telephonic discussions with its outside directors regarding the recent developments in the discussions with Parent.

    On June 15, a meeting of the Board was held at which time Mr. Berglass advised the Board of the possibility of a transaction with Parent. After a discussion, including advice from Houlihan Lokey, the Board unanimously determined that negotiations with respect to such a transaction should continue. From June 17 through June 19, 1998, Parent undertook a due diligence investigation of the Company and also commenced preparation of documentation with respect to the transaction. Parent thereafter delivered initial drafts of the definitive documents to the Company.

    On June 30 and July 1, 1998, Mr. Berglass met with executives of Parent in Germany to continue negotiations regarding the terms of the transaction. At these meetings, Parent reiterated its insistence that the transaction include an option to purchase the stock owned by Berglass and certain Berglass family trusts if the proposed Merger Agreement were terminated.

    On July 2, 1998, the Board held another telephonic meeting. At the meeting, the Board, together with the Company's outside legal counsel and a representative from Houlihan Lokey, reviewed the terms and conditions of the Offer and the Merger as set forth in drafts of the Merger Agreement, the Stockholder Option Agreements and related documents. The Board heard presentations by its outside legal counsel with respect to the terms of the proposed transaction and the Board's fiduciary obligations under Delaware law. The Board also heard a presentation by the representative of Houlihan Lokey with respect to the financial terms of the proposed Offer and Merger. The Board, by unanimous vote, authorized Mr. Berglass to continue negotiations on the transaction documents.

    From July 3 through July 12, 1998, negotiations and document preparation continued. On July 10, 1998, the Board held a meeting to discuss the status of the negotiations. At this meeting, the Company's outside counsel and special Delaware counsel advised the Board regarding its fiduciary duties under applicable law and a representative of Houlihan Lokey delivered its oral opinion to the Board that the consideration to be received by the public stockholders of the Company in connection with the Offer and the Merger was fair to such holders from a financial point of view. Based upon such presentations, the Board unanimously voted to authorize Mr. Berglass to finalize the documentation for the transaction. The transaction documents were finalized on July 12 following a conference call among the Company, Parent and their respective counsel and financial advisors.

    On July 13, 1998, the Board held a telephonic meeting to discuss the results of the July 12 negotiations and to approve the final documents. The Board received Houlihan Lokey's written opinion that the consideration to be received by the public stockholders of the Company in connection with the Offer and the Merger is fair to such holders from a financial point of view. Based on such opinion and on the presentations delivered to it at the July 2 and July 10 meetings, the Board unanimously approved the Offer and the Merger. The transaction was publicly announced on the morning of July 14, 1998 and on July 20, 1998, Parent commenced the Offer.

12. PURPOSE OF THE OFFER; THE MERGER AGREEMENT; THE STOCKHOLDER OPTION
AGREEMENTS;
   THE COMPANY OPTION AGREEMENT

    GENERAL

    The purpose of the Offer, the Stockholder Option Agreements and the Company Option Agreement is to enable Purchaser to acquire, in one or more transactions, control of, and the entire equity interest in, the Company. The purpose of the Merger is for Purchaser to acquire all Shares not purchased pursuant to the Offer and the Company Option Agreement. The acquisition of the entire equity interest in the Company is structured as a cash tender offer followed by a merger in order to provide a prompt and orderly transfer of ownership of the Company from the public stockholders to Purchaser.

    If the Minimum Condition is satisfied, Purchaser will own at least 90% of the then outstanding Shares and will be able to approve the Merger Agreement and the Merger and to effect the Merger pursuant to the "short-form" merger provisions of Section 253 of the DGCL (and, even if it were applicable, the CGCL) without prior notice to, or any action by, any other stockholder of the Company. On the other hand, if the Minimum Condition is not satisfied and the Offer, amended so as to be the 49.9% Offer, is consummated with Purchaser not owning more than 50% of the Shares then outstanding, the Company, Purchaser and Parent believe that the affirmative vote of holders of a majority of the Shares at a special stockholders' meeting called for such purpose would be sufficient to approve the Merger. See Introduction and Section 15.

    Upon consummation of the Merger, the Company will become a wholly-owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement.

    THE MERGER AGREEMENT. The following is a summary of the material terms of the Merger Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Tender Offer Statement on
Schedule 14D-1 (the "SCHEDULE 14D-1") filed in connection with the Offer. The
Schedule 14D-1 (including the Merger Agreement and other exhibits) may be examined, and copies thereof may be obtained, as set forth in Section 8.

    THE OFFER. The Merger Agreement provides for the commencement of the Offer, in connection with which Parent or Purchaser has expressly reserved the right to waive conditions of the Offer (except as set forth below with respect to the Minimum Condition), in whole or in part, at any time and from time to time in their sole discretion. Purchaser has agreed that it will not, without the prior written consent of the Company, (i) decrease or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought pursuant to the Offer (except any amendment so that the Offer is the 49.9% Offer), (iii) impose additional conditions of the Offer, (iv) change the conditions of the Offer (PROVIDED that Parent or Purchaser in its sole discretion may waive any conditions to the Offer other than the Minimum Condition) or (v) make any other change in the terms or conditions of the Offer which is materially adverse to the holders of the Shares. The obligation of Purchaser to consummate the Offer and to accept for payment and to pay for any Shares tendered pursuant to the Offer will be subject only to the conditions set forth in Section 14.

    If the conditions set forth in Section 14 are satisfied as of any scheduled expiration date of the Offer, Purchaser may extend the Offer for up to ten business days in the aggregate, and may extend the Offer for a longer period with the prior written consent of the Company or as required by law.

    If the conditions set forth in Section 14 are not satisfied or, to the extent permitted by the Merger Agreement, waived by Parent or Purchaser as of any scheduled expiration date, Purchaser may extend the Offer from time to time (but not beyond the date that is fifty business days from the date of the Merger

Agreement) and, in any event, upon the written request of the Company, Purchaser will extend the Offer from time to time until the earlier of the consummation of the Offer or forty business days from the date of the Merger Agreement (PROVIDED, that Purchaser shall not be obligated to make any such extension if (i) it reasonably determines that all such conditions are not likely to be satisfied by such date or (ii) it shall then have the right to terminate the Merger Agreement, pursuant to its terms).

    BOARD REPRESENTATION. Promptly upon the purchase of Shares by Purchaser pursuant to the Offer, and from time to time thereafter, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Purchaser representation on the Board of Directors of the Company equal to the product of the number of directors on the Board of Directors of the Company (determined after giving effect to the directors elected pursuant to this provision) and the percentage that such number of Shares so purchased bears to the number of Shares outstanding, and the Company shall, upon request by Purchaser, promptly increase the size of the Board of Directors of the Company or use its best efforts to secure the resignations of such number of directors as is necessary to provide Parent with such level of representation and shall cause Parent's designees to be so elected; PROVIDED, HOWEVER, that Purchaser shall be entitled to designate a number of directors equal to or greater than 50% of the total number of directors only if Purchaser then owns 90% or more of the Shares then outstanding. The Company will also use its best efforts to cause persons designated by Purchaser to constitute the same percentage as is on the entire Board of Directors of the Company to be on (i) each committee of the Board of Directors of the Company and (ii) each Board of Directors and each committee thereof of each subsidiary of the Company. The Company's obligations to appoint designees to its Board of Directors shall be subject to Section 14(f) of the Exchange Act. At the request of Purchaser, the Company shall take all actions necessary to effect any such election or appointment of Purchaser's designees, including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder which, unless Purchaser otherwise elects, shall be so mailed together with the Schedule 14D-9. In light of the provisions of the Merger Agreement described above requiring, as a condition to Purchaser's designees comprising a majority of the Board of Directors, that Purchaser then own 90% or more of the Shares, Purchaser has determined to elect not to require such information in the mailing of the
Schedule 14D-9. If it becomes necessary to disseminate such information, Purchaser and Parent will supply to the Company all information with respect to themselves and their respective officers, directors and affiliates required by such Section and Rule.

    Notwithstanding the foregoing, neither Parent nor Purchaser will take any action to prevent at least two persons who are directors of the Company on the date hereof from remaining as directors of the Company ("CONTINUING DIRECTORS") until the Effective Time (as defined herein). Following the election or appointment of Purchaser's designees pursuant to the preceding paragraph and prior to the Effective Time, and so long as there shall be at least one Continuing Director, such designees shall abstain from acting upon, and the approval of a majority of the Continuing Directors shall be required, and sufficient, to authorize any resolution with respect to any termination of the Merger Agreement by the Company, any amendment of the Merger Agreement requiring action by the Board of Directors of the Company, any extension of time for the performance of any of the obligations or other acts of Parent or Purchaser under the Merger Agreement, any waiver of compliance with any of the agreements or conditions under the Merger Agreement for the benefit of the Company and any action to seek to enforce any obligation of Parent or Purchaser under the Merger Agreement. If at any time the Continuing Directors reasonably deem it necessary to consult independent legal counsel in connection with their duties as Continuing Directors or actions to be taken by the Company, the Continuing Directors may retain such counsel for such purpose and the Company has agreed that it will pay the reasonable expenses incurred in connection therewith.

    THE MERGER. The Merger Agreement provides that upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the relevant provisions of the DGCL, Purchaser shall be merged with and into the Company as soon as practicable following the satisfaction or waiver, if permissible, of the conditions to the Merger. The Company shall be the Surviving Corporation and shall continue its existence under the laws of Delaware, and the Certificate of Incorporation and the Bylaws of Purchaser as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation (except the name of the Surviving Corporation shall be Schwarzkopf & DEP, Inc.). The directors of Purchaser immediately prior to the Effective Time and the officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified. Each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Purchaser or any subsidiary of Parent, Purchaser or the Company or held in the treasury of the Company, all of which shall be canceled, and other than Dissenting Shares, as defined herein) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive in cash the Merger Consideration, upon the surrender of the certificate representing such Shares. The parties to the Merger Agreement shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a duly executed and verified certificate of merger, as required by the DGCL. The Merger will become effective upon such filing or at such time thereafter as is provided under applicable law.

    TERMINATION OF STOCK OPTIONS AND STOCK OPTION PLANS. At the Effective Time (or at such earlier time as Purchaser shall designate, which time may be immediately prior to the acceptance of Shares pursuant to the Offer), each holder of a then outstanding option to purchase Shares, whether or not then exercisable shall, in settlement thereof, be entitled to receive from the Surviving Corporation for each Share subject to such option, in lieu of such Share, an amount (subject to any applicable withholding tax as specified in Section 5 or as may apply to payments made in connection with the performance of services) in cash equal to the difference between the Merger Consideration and the per share exercise or purchase price of such option to the extent such difference is a positive number (the "OPTION CONSIDERATION"). Upon receipt of the Option Consideration, the option shall be canceled. In the Merger Agreement, the Company has agreed to take, or cause to be taken, all action necessary, to ensure that the Company's stock option plans shall terminate as of the Effective Time. The Company's stock option plans shall terminate as of the Effective Time and any and all rights under any provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof shall be canceled as of the Effective Time.

    STOCKHOLDER MEETING; RECOMMENDATION TO STOCKHOLDERS. Unless the Merger is consummated in accordance with the "short-form" merger provisions under the DGCL, and subject to applicable law, the Company, acting through its Board of Directors, shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting of its stockholders (the "SPECIAL MEETING") as soon as practicable following the consummation of the Offer for the purpose of adopting the agreement and plan of merger set forth in the Merger Agreement, and subject to the fiduciary duties of its Board of Directors under applicable law as determined in good faith by the Board of Directors, following the receipt of advice of outside legal counsel, include in the Proxy Statement the recommendation of its Board of Directors that stockholders of the Company vote in favor of the adoption of the plan of Merger set forth in the Merger Agreement. Parent and Purchaser have agreed that, at the Special Meeting, all of the Shares acquired pursuant to the Offer or otherwise by Parent or Purchaser or any of their affiliates will be voted in favor of the Merger.

    If Purchaser or any other direct or indirect subsidiary of Parent shall acquire at least 90 percent of the outstanding shares of each class of capital stock of the Company, each of Parent, Purchaser and the Company shall take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the consummation of the Offer, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various representations and warranties of the parties thereto. These include representations and warranties by the Company with respect to corporate existence and good standing, capital structure, subsidiaries, corporate authorization, absence of changes, Commission filings, consents and approvals, no defaults under of other agreements, investment banking fees, employee benefits, labor relations, litigation, taxes, compliance with applicable laws, environmental matters, intellectual property, real property, insurance, material contracts, related party transactions, liens and other matters.

    Purchaser and Parent have also made certain representations and warranties with respect to corporate existence and good standing, corporate authorization, Commission filings, consents and approvals, no violations of other agreements and other matters.

    CONDUCT OF BUSINESS AND OTHER COVENANTS PENDING THE MERGER. The Company has agreed that, except as expressly contemplated by the Merger Agreement, during the period from the date of the Merger Agreement to the date on which a majority of the Company's directors are designees of Parent or Purchaser, the Company will conduct, and will cause each of its subsidiaries to conduct, its operations according to its ordinary and usual course of business and consistent with past practice and the Company will use, and will cause each of its subsidiaries to use, its best efforts to preserve intact its business organization, to keep available the services of its current officers and employees and to preserve the goodwill of, and maintain satisfactory relationships with, those having business relationships with the Company and its subsidiaries. The Company has agreed to promptly advise Parent and Purchaser in writing of any change in the Company's or any of its subsidiaries' condition (financial or otherwise), properties, customer or supplier relationships, assets, liabilities, business prospects or results of operations which may reasonably be likely to have a Material Adverse Effect (as defined in the Merger Agreement).

    In addition, without limiting the generality of the foregoing and except as otherwise expressly provided in or contemplated by the Merger Agreement, during the period specified in the first sentence of the preceding paragraph, the Company has agreed that, without the prior written consent of Parent, it will not (and will not permit any of its subsidiaries to): (i) issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge of (A) any securities of the Company or any of its subsidiaries, or grant or accelerate any right to convert or exchange any securities of the Company or any of its subsidiaries, other than Shares issuable upon exercise of the options or warrants outstanding on the date hereof or (B) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date of the Merger Agreement; (ii) otherwise acquire or redeem, directly or indirectly, or amend any of the securities of the Company or any of its subsidiaries; (iii) split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of capital stock of the Company or any of its subsidiaries (other than cash dividends paid to the Company by its wholly-owned subsidiaries with regard to their capital stock);
(iv) (1) make or offer to make any acquisition, by means of a merger or otherwise, of assets or securities, or any sale, lease, encumbrance or other disposition of assets or securities, in each case involving the payment or receipt of consideration of $100,000 or more, except for purchases of inventory made in the ordinary course of business and consistent with past practice, or
(2) enter into or amend any or amend a Material Contract (as defined in the Merger Agreement) or grant any release or relinquishment of any rights under any material contract; (v) incur or assume any long-term debt or short-term debt except for short-term debt incurred under the Company's existing Revolving Credit Facility in the ordinary course of business consistent with past practice; (vi) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except wholly-owned subsidiaries of the Company; (vii) make any loans, advances or capital contributions to, or investments in, any other person (other than wholly-owned subsidiaries of the Company); (viii) change any of the accounting principles or practices used by it; (ix) make any tax election or settle or compromise any material U.S. federal, state or local income tax liability; (x) propose or adopt any amendments to its Certificate of Incorporation or Bylaws (or similar documents); (xi) grant any stock-related, performance or similar awards or bonuses; (xii) forgive any loans to employees, officers or directors or any of their respective affiliates or associates; (xiii) enter into any new, or amend any existing, employment, severance, consulting or salary continuation agreements with any officers, directors or employees, or grant any increases in the compensation or benefits to officers, directors and employees other than normal increases to persons who are not officers or directors in the ordinary course of business consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company; (xiv) make any deposits or contributions of cash or other property to fund or in any other way secure the payment of compensation or benefits under the Company's employee benefit plans or agreements subject to such plans other than in the ordinary course of business consistent with past practice; (xv) enter into, amend, or extend any collective bargaining or other labor agreement; (xvi) adopt, amend or terminate any employee benefit plan or any other bonus, severance, insurance pension or other arrangement; (xvii) settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to the Merger Agreement or the transactions contemplated thereby) or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of liabilities reflected or reserved against in full in the financial statements as at April 30, 1998 or incurred in the ordinary course of business subsequent to April 30, 1998; or (xviii) agree in writing or otherwise to take any of the foregoing actions or any action which would make any representation or warranty in the Merger Agreement untrue or incorrect as of the date when made or as of a future date or would result in any of the conditions of the Offer (as set forth in Section 14 hereof) not being satisfied.

    NO SOLICITATION. The Company has agreed that it will not and will not permit any of its subsidiaries or their respective officers, directors, employees, representatives (including its investment bankers or attorneys), agents or affiliates to, directly or indirectly, solicit, encourage, initiate or participate in any way in any discussions or negotiations with, or provide any non-public information to, or afford any access to the properties, books or records of the Company or any of its Subsidiaries to, or otherwise assist or facilitate, any corporation, partnership, person or other entity or group (other than Parent or Purchaser or any affiliate or associate of Parent or Purchaser) concerning any Acquisition Transaction (as defined in the Merger Agreement) or potential Acquisition Transaction; PROVIDED, HOWEVER, that nothing contained in the Merger Agreement will prohibit the Board of Directors of the Company from furnishing information to or entering into discussions or negotiations with any person or entity that makes an unsolicited bona fide proposal to engage in an Acquisition Transaction that the Board of Directors of the Company determines in good faith represents a financially superior transaction for the stockholders of the Company when compared to the Offer and the Merger if, and only to the extent that, the Board of Directors determines in good faith, following the receipt of advice of outside legal counsel, that failure to take any such action is reasonably likely to be a breach by the Board of Directors of its fiduciary duties to the stockholders of the Company under applicable law; and PROVIDED FURTHER, HOWEVER, that nothing contained in the Merger Agreement will prohibit the Company or its Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act. The Company has agreed that it will promptly notify Parent and Purchaser if any such information is requested from it or any such negotiations or discussions are sought to be initiated with the Company and will promptly communicate to Parent and Purchaser the terms of any proposal or inquiry and the identity of the party making such proposal or inquiry which it may receive in respect of any such transaction including in the case of written proposals or inquiries, furnishing Parent and Purchaser with a copy of any such written proposal or inquiry (and all amendments and supplements thereto). Except as is required in the exercise of the fiduciary duties of the Board of Directors of the Company as determined in good faith, following the receipt of advice of outside legal counsel, the Company has agreed that it will, and will cause its Subsidiaries, affiliates and their respective officers, directors, employees, representatives and agents to, immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any parties other than Parent, Purchaser or any of their respective affiliates or associates conducted heretofore with respect to any Acquisition Transaction. Except as is required in the exercise of the fiduciary duties of the Board of Directors of the Company as determined in good faith, following the receipt of advice of outside legal counsel, the Company has agreed not to release any third party from any confidentiality or standstill agreement to which the Company is a party without Parent's prior written consent and to take all steps deemed necessary or appropriate by Parent to enforce to the fullest extent possible all such agreements.

    FEES AND EXPENSES. The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement shall be paid by the party incurring such expenses, except that under certain circumstances described in "Termination" below, the Company may be required to pay a termination fee.

    CONDITIONS TO THE MERGER. Pursuant to the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the proposed Effective Time, of the following conditions: (a) unless the Merger is consummated pursuant to the "short-form" merger provisions of the DGCL, the Merger Agreement shall have been adopted by the affirmative vote of the stockholders of the Company required by and in accordance with applicable law; (b) all necessary waiting periods under the HSR Act applicable to the Merger shall have expired or been terminated; (c) no statute, rule, regulation, executive order, judgment, decree or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority against Parent, Purchaser or the Company and be in effect that prohibits or restricts the consummation of the Merger or makes such consummation illegal or otherwise materially restricts Parent's or Purchaser's exercise of full rights to own and operate the Company (each party agreeing to use all reasonable efforts to have such prohibition lifted); and (d) Purchaser shall have accepted for purchase and paid for the Shares tendered pursuant to the Offer; PROVIDED, HOWEVER, that this condition will be deemed satisfied if Purchaser shall have failed to purchase Shares pursuant to the Offer in violation of the terms of the Merger Agreement.

    The obligations of Purchaser and Parent to effect the Merger are further subject to the satisfaction or waiver, where permissible, on or prior to the proposed Effective Time of the following conditions: (a) the Company shall have performed and complied in all material respects with all agreements and obligations and conditions required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time; (b) the representations and warranties of the Company contained in the Merger Agreement that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects in each case on the date of the Merger Agreement and at and on the proposed Effective Time; and (c) the Company shall have furnished such certificates of its officers to evidence compliance with the conditions described in the preceding paragraph as may be reasonably requested by Purchaser.

    The obligations of the Company to effect the Merger are further subject to the satisfaction or waiver, where permissible, on or prior to the proposed Effective Time of the following conditions: (a) Parent and Purchaser shall have performed and complied in all material respects with all agreements and obligations required by the Merger Agreement to be performed or complied with by them on or prior to the proposed Effective Time; (b) the representations and warranties of Purchaser and Parent qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects; and (c) Parent or Purchaser shall have delivered to the Company an officer's certification that each of the preceding conditions have been satisfied.

    For a description of the conditions of the Offer, see Section 14.

    TERMINATION. The Merger Agreement may be terminated and the Merger may be abandoned at any time notwithstanding approval thereof by the stockholders of the Company, but prior to the Effective Time: (a) by mutual written consent of the Boards of Directors of Company and Parent; (b) by Parent or the Company, if the Effective Time shall not have occurred on or before December 31, 1998 (provided that this right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date); (c) by Parent or the Company, if any court of competent jurisdiction in the United States or Canada or other United States or Canadian governmental body shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Merger Agreement or the Stock Option Agreements and such order, decree, ruling or other action shall have become final and non-appealable; (d) (i) by the Company, if Purchaser fails to commence the Offer as provided in Section 1 and (ii) by Parent, if the Offer expires or is terminated on account of the failure of a condition specified in Section 14 without any Shares being purchased thereunder; (e) by Parent, if (i) the Board of Directors or any committee thereof of the Company withdraws or modifies or amends in a manner adverse to Parent or Purchaser its authorization, approval or recommendation of the Offer or the Merger or this Merger Agreement or shall have resolved to do any of the foregoing or shall have failed to have reiterated its recommendation within five business days of any written request by Parent or Purchaser therefor or (ii) the Company or any of its Subsidiaries (or the Board of Directors or any committee thereof of the Company) shall have approved, recommended, authorized, publicly announced its intention to enter into or filed a Schedule 14D-9 not opposing any Acquisition Transaction with a party other than Parent, Purchaser or any of their affiliates, or shall have resolved to do any of the foregoing; (f) by Parent or the Company, if the other party (or, in the case of termination by the Company, if Purchaser) shall have breached or failed to comply in any material respect with any of its obligations, covenants or agreements under the Merger Agreement, or any of the representations and warranties of the Company set forth in the Merger Agreement which is qualified as to materiality, shall not be true and correct, or any such representation or warranty that is not so qualified, shall not be true and correct in any material respect when made or at any time prior to the Effective Time as if made at and as such time; (g) by Parent, if at any time prior to the purchase by Purchaser of all of the Shares subject to the Stockholder Options, the Stockholder Option Agreements shall not be in full force and effect, or the Option Grantors shall have breached in any material respect any representation, warranty or covenant contained in the Stockholder Option Agreements; or (h) by the Company, to allow the Company to enter into an agreement in respect of an Acquisition Transaction that the Board of Directors of the Company shall have determined represents a financially superior transaction for the stockholders of the Company when compared to the Offer and the Merger if, and only to the extent that, the Board of Directors shall have determined in good faith, following the receipt of advice of outside legal counsel, that failure to take any such action would be a breach by the Board of Directors of its fiduciary duties to the stockholders of the Company under applicable law; PROVIDED, THAT, prior to any such termination, the Company notifies Parent promptly of its intention to terminate the Merger Agreement and enter into an agreement with respect to an Acquisition Transaction and gives Parent an opportunity to match the terms of such agreement, which notice shall include the terms of such Acquisition Transaction and shall be given at least five business days prior to the termination of the Merger Agreement; PROVIDED, FURTHER, that such termination shall not be effective unless the Company contemporaneously pays Parent the fee described herein. In the event of termination, the Merger shall be abandoned and only liabilities arising prior to termination shall survive termination, except that (i) obligations under the Merger Agreement to keep information confidential, (ii) the termination fee provision and (iii) any provisions of the Merger Agreement relating to the Company Option Agreement or the Stockholder Option Agreements, shall survive termination.

    In the event that the Merger Agreement is terminated (i) pursuant to clauses
(e) or (h) of the prior paragraph or (ii) pursuant to any other provision of the prior paragraph (regardless of whether such termination is by Parent or the Company unless such termination results solely from a material breach by Parent or Purchaser of their respective obligations under the Merger Agreement) and (in the case of clause (ii) only) either (y) prior to such termination a Trigger Event (as defined below) has occurred or (z) prior to such termination a written proposal shall have been made relating to an Acquisition Event and within twelve months from the date of such expiration an Acquisition Event has occurred, then the Company shall pay to Parent a fee of $2,500,000 (the "TERMINATION FEE").

    As used herein, "ACQUISITION EVENT" means the consummation of any (i) Acquisition Transaction or (ii) series of transactions that results in any person, entity or "group" (other than the Option Grantors and their affiliates and other than Parent, Purchaser or any of their affiliates) acquiring more than 50% of the outstanding Shares or assets of the Company in each case including through any open market purchases, merger, consolidation, recapitalization, reorganization or other business combination.

    As used herein, "TRIGGER EVENT" means the occurrence of any of the following events: (i) the Company or any of its Subsidiaries (or the Board of Directors or any committee thereof of the Company) shall have recommended, approved, authorized, proposed, filed a Schedule 14D-9 not opposing, or publicly announced its intention to enter into, any Acquisition Transaction (other than with Parent, Purchaser or any of its affiliates), or shall have resolved to do any of the foregoing; (ii) the Board of Directors or any committee thereof of the Company shall have withdrawn or modified or amended in any manner adverse to Parent or Purchaser its authorization, approval or recommendation to the stockholders of the Company with respect to the Offer, the Merger or the Merger Agreement, or shall have resolved to do any of the foregoing or shall have failed to have reiterated its recommendation within five business days of any written request by Parent or Purchaser therefor; or (iii) any person, entity or "group" (as that term is used in Section 13(d)(e) of the Exchange Act) (other than the Option Grantors and their affiliates and other than Parent, Purchaser or any of their affiliates and other than persons, entities or groups that are permitted to report their ownership of Shares with the SEC on Schedule 13G) shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of 20% of the then outstanding Shares.

    INDEMNIFICATION AND INSURANCE. Purchaser and Parent have agreed that all rights to indemnification existing in favor of the present or former directors, officers and employees of the Company or any of its subsidiaries (the "INDEMNIFIED PARTIES") as provided in indemnification agreements with the Company, the Company's Certificate of Incorporation or Bylaws, or the articles of organization, bylaws or similar documents of any of the Company's subsidiaries as in effect as of the date of the Merger Agreement with respect to matters occurring prior to the Effective Time including, without limitation, matters based in whole or in part on, or arising in whole or in part out of, or pertaining to this Merger Agreement or the transactions contemplated thereby, shall survive the Merger and shall continue in full force and effect for a period of not less than the statutes of limitations applicable to such matters. In addition, the Parent agrees to cause the Surviving Corporation to comply fully with its indemnification obligations.

    To the extent that the preceding paragraph does not indemnify and hold harmless an Indemnified Party, for a period of four years from and after the Effective Time, the Surviving Corporation and Parent have agreed to indemnify, defend and hold harmless the Indemnified Parties against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments of or in connection with any threatened or actual claim, action, suit, proceeding or investigation (an "ACTION") arising out of or pertaining to such individuals' services, prior to the Effective Time, as directors, officers or employees of the Company or any of its Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of the Company or as (at the request of the Company) directors, officers or employees of another corporation or other enterprise (including, without limitation, matters based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement or the transactions contemplated thereby), in each case to the full extent permitted by applicable law.

    The Surviving Corporation will cause to be maintained in effect for a period of four years after the Effective Time (or, if the statute of limitations with respect to such claims is extended, for an additional period, not to exceed two years, equal to the length of such extension), in respect of acts or omissions occurring prior to the Effective Time (but only in respect thereof), policies of directors' and officers' liability insurance covering the persons currently covered by the Company's existing directors' and officers' liability insurance policies and providing substantially similar coverage to such existing policies; PROVIDED, HOWEVER, that the Surviving Corporation will not be required to maintain directors' and officers' liability insurance policies to the extent that the aggregate annual cost of maintaining such policies exceeds $265,000 (the "CAP"); and PROVIDED FURTHER that, if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

    In the event an Action is brought against any Indemnified Parties for which indemnification may be sought in accordance with the provisions of the Merger Agreement, (i) such Indemnified Parties shall notify the Company (or, after the Effective Time, the Surviving Corporation and Parent) in writing promptly after such Indemnified Party receives notice of such Action and shall deliver to the Company (or, after the Effective Time, the Surviving Corporation and Parent) the undertaking contemplated by Section 145(e) of the DGCL, (ii) the Company (or, after the Effective Time, the Surviving Corporation or Parent) shall be entitled to assume the defense thereof and, after notice from the Company (or the Surviving Corporation or Parent, as applicable) to the Indemnified Parties that it so chooses, the Company (or the Surviving Corporation or Parent, as applicable) shall not be liable to the Indemnified Parties for any legal fees or expenses subsequently incurred by any Indemnified Party in connection with the defense thereof (PROVIDED, HOWEVER, that if (x) the Company (or the Surviving Corporation and Parent, as applicable) does not elect to assume the defense thereof, (y) the Company (or the Surviving Corporation and Parent, as applicable) otherwise authorizes the Indemnified Party to retain counsel for the defense thereof or (z) the assumption of the defense thereof by the Company (or the Surviving Corporation or Parent, as applicable) would present counsel selected by the Company (or the Surviving Corporation or Parent, as applicable) with a conflict of interest or if such counsel's representation of the Indemnified Parties would otherwise be inappropriate under the applicable standards of professional conduct, then the Company (or the Surviving Corporation and Parent, as applicable) will pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, and reasonably acceptable to Parent), and (iii) the Company (or the Surviving Corporation and Parent, as applicable) will cooperate in the defense of any such matter; PROVIDED, HOWEVER, that none of the Company, the Surviving Corporation or Parent shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and PROVIDED FURTHER that the Company (or the Surviving Corporation and Parent, as applicable) shall not be obligated pursuant hereby to pay the fees and expenses of more than one counsel for all Indemnified Parties in any single Action, except to the extent that, in the reasonable opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such Action.

    AMENDMENT. To the extent permitted by applicable law, the Merger Agreement may be amended by action taken by or on behalf of the Boards of Directors of the Company, Parent and Purchaser (subject in the case of the Company to the last paragraph of "--Board Representation" herein) at any time before or after adoption of the Merger Agreement by the stockholders of the Company but, after any such stockholder approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

    OTHER AGREEMENTS. Each party has agreed to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement. However, nothing in the Merger Agreement (other than as expressly provided in Section 1) shall obligate Parent or Purchaser to keep the Offer open beyond the expiration date set forth in the Offer, and none of Parent, Purchaser or any of their subsidiaries or affiliates is obligated (i) to limit or not to exercise any rights of ownership of any securities (including the Shares), or to divest, dispose of or hold separate any securities or all or a portion of their respective businesses, assets or properties or of the business, assets or properties of the Company or any of its subsidiaries or (ii) to limit the ability of such entities (A) to conduct their respective businesses or own such assets or properties or to conduct the businesses or own the properties or assets of the Company and its subsidiaries or (B) to control their respective businesses or operations or the businesses or operations of the Company and its subsidiaries. In addition, among other things, (x) each of the Company, Parent and Purchaser has agreed to use its reasonable best efforts to make promptly any required submissions under the HSR Act which the Company and Parent and Purchaser determine should be made, in each case, with respect to the Offer, the Merger Agreement, the Company Option Agreement or the Stockholder Option Agreements and
(y) Parent, Purchaser and the Company have each agreed to cooperate with one another (i) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company's business in connection with the consummation of the transactions contemplated by the Merger Agreement, and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers and (z) the Company has agreed that it will use its reasonable best efforts promptly to grant such approvals and to take or cause to be taken such actions as are necessary to eliminate or minimize the effects on the transactions contemplated hereby of any antitakeover statute, regulation or charter provision that is or shall become applicable to the transactions contemplated hereby (except, in the case of any such approval or action by the Board of Directors of the Company, to the extent that the Board of Directors determines in good faith, following the receipt of advice of outside legal counsel, that granting such approval or taking such action is reasonably likely to be a breach by the Board of Directors of its fiduciary duties to the stockholders of the Company under applicable law).

    TIMING. The exact timing and details of the Merger will depend upon legal requirements and a variety of other factors, including the number of Shares acquired by Purchaser pursuant to the Offer. Although Parent has agreed to cause the Merger to be consummated on the terms and subject to the conditions set forth above, there can be no assurance as to the timing of the Merger.

STOCKHOLDER OPTION AGREEMENTS

    The following is a summary of the material terms of each of the Stockholder Option Agreements. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Stock Option Agreements may be examined, and copies thereof may be obtained, as set forth in Section 8.

    TENDER OF SHARES. The Option Grantors have agreed to validly tender and not to withdraw pursuant to and in accordance with the terms of the Offer, not later than the fifth business day after commencement of the Offer, the Option Grantors' Shares. The Option Grantors together beneficially own 2,161,460 Shares, constituting approximately 31.4% of the outstanding Shares.

    VOTING OF SHARES. At any meeting of the stockholders of the Company, however called, or in connection with any written consent of stockholders of the Company, the Option Grantors have agreed to vote (or cause to be voted) all the Shares held of record or beneficially owned by the Option Grantors (and in the case of Shares not held of record by the Option Grantors, subject to the Option Grantors' voting direction) (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement, the Company Option Agreement and approval of the terms of each and each of the other actions contemplated under such agreements and any actions required in furtherance thereof and (ii) against any proposal relating to an Acquisition Transaction and against any action or agreement that would impede, frustrate, prevent or nullify the Stockholder Option Agreements or result in a breach in respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the

Merger Agreement or the Company Option Agreement or which would result in any of the conditions set forth in Section 14 not being fulfilled.

    OPTION. To induce Parent and Purchaser to enter into the Merger Agreement, the Option Grantors have granted Purchaser the Stockholder Options to purchase the Option Grantors' Shares at the Offer Price, subject to increase as set forth below (the "PURCHASE PRICE"). The Stockholder Options may be exercised, in whole but not in part, by written notice to the Option Grantor, for a period of ten
(10) business days (the "10 DAY PERIOD") following termination of the Merger Agreement or termination of the Offer, whichever shall first occur; PROVIDED that, prior to such termination, either (i) a Trigger Event shall have occurred or (ii) (A) the Company shall have received a written proposal from any person other than Parent, Purchaser or any affiliate of Parent or Purchaser for an Acquisition Transaction, which proposal shall not have expired or been withdrawn, (B) the Merger Agreement shall have been terminated by Parent pursuant to the rights described under paragraphs (b), (d)(ii), (f) or (g) of "--The Merger Agreement--Termination" herein and (C) at the time of such termination the Minimum Condition shall not have been satisfied. Notwithstanding the foregoing, the Stockholder Options may not be exercised until: (i) all waiting periods under the HSR Act, required for the purchase of the Option Grantors' Shares upon such exercise shall have expired or been waived and any other conditions under the other Antitrust Laws shall have been satisfied and
(ii) there shall not be in effect any preliminary injunction or other order issued by any Governmental Entity prohibiting the exercise of the Stockholder Options; provided that if (i) all HSR Act waiting periods shall not have expired or been terminated or (ii) there shall be in effect any such injunction or order, in each case on the expiration of the 10 Day Period, the 10 Day Period shall be extended until five (5) business days after the later of (A) the date of expiration or termination of all HSR Act waiting periods, and (B) the date of removal or lifting of such injunction or order.

    In the event the Option Grantors' Shares are acquired by Purchaser pursuant to the exercise of the Stockholder Options (the "ACQUIRED SECURITIES") and, either before or at any time within the one-year period following such acquisition, Parent, Purchaser or any affiliate of Parent or Purchaser shall acquire Common Stock (other than from the Company) at a price in excess of the Purchase Price, then the Purchase Price shall be increased to such higher price. If the purchase of the Acquired Securities has been completed at the time of such increase, the Option Grantor will be entitled to receive, and Purchaser will promptly (and in no event more than 48 hours following such increase) pay to the Option Grantor, by wire transfer of same day funds to such account as the Option Grantor shall designate, the amount of the increase.

    In the event the Option Grantors' Shares are acquired by Purchaser pursuant to the exercise of the Stockholder Options, the Option Grantors will be entitled to receive, and Purchaser will promptly (and in no event more than 48 hours following such Sale) pay to the Option Grantor, upon any subsequent disposition, transfer or sale to an unaffiliated third party ("SALE") of all or any portion of the Acquired Securities within the one-year period following such acquisition, an amount per share in cash equal to the excess, if any, of the net proceeds received per share in the Sale over the Purchase Price. Any such payment shall be made by wire transfer of same day funds to such account as the Option Grantor shall designate.

    RESTRICTIONS ON TRANSFER. Except as contemplated by the Stockholder Option Agreements and the Merger Agreement, the Option Grantors shall not (i) offer to transfer (which term includes, without limitation, any sale, tender, gift, pledge (other than a pledge which does not impair such Option Grantor's ability to perform under the Stockholder Option Agreements), assignment or other disposition), transfer or consent to any transfer of, any or all of their Shares or any interest therein, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of their Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to their Shares, (iv) deposit their Shares into a voting trust or enter into a voting agreement or arrangement with respect to their Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations under the Stockholder Option Agreements or the transactions contemplated thereby or by the Merger Agreement or the Company Option Agreement (including, without limitation, any action that would cause the Merger to be subject to Section 1101 of the CGCL).

    NO SOLICITATION. Each of the Option Grantors has agreed, in the capacity as a stockholder of the Company, that neither the Option Grantor nor any affiliates, representatives or agents shall (and, if the Option Grantor is a corporation, partnership, trust or other entity, the Option Grantor shall cause its officers, directors, partners, and employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent, Purchaser or any of their respective affiliates or representatives) concerning any proposal relating to an Acquisition Transaction. The Option Grantors have agreed to immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any proposal relating to an Acquisition Transaction. The Option Grantors have agreed to communicate to Parent, to the same extent as required by the Company as described above, the terms, and other information concerning, any proposal, discussion, negotiation or inquiry and the identity of the party making such proposal or inquiry which an Option Grantor may receive in respect of any such Acquisition Transaction.

COMPANY OPTION AGREEMENT

    TOP-UP OPTION. The Company has also granted to Purchaser the Top-Up Option to purchase that number of Shares (the "TOP-UP OPTION SHARES") equal to the lowest number of Shares that, when added to the number of Shares owned by Purchaser at the time of such exercise, shall constitute one share more than 90% of the Shares then outstanding (assuming issuance of the Top-Up Option Shares) at a price equal to $5.25 per share (the "OPTION PRICE"); PROVIDED, HOWEVER, that the Top-Up Option shall not be exercisable unless immediately after such exercise Purchaser would own more than 90% of the Shares then outstanding.

    Purchaser may exercise the Top-Up Option, in whole but not in part, at any one time after the occurrence of a Top-Up Exercise Event (as defined below) and prior to the occurrence of a Top-Up Termination Event (as defined below).

    A "TOP-UP EXERCISE EVENT" will occur upon Purchaser's acceptance for payment pursuant to the Offer of Shares constituting more than 85% but less than 90% of the Shares then outstanding. A "TOP-UP TERMINATION EVENT" means (i) the Effective Time, (ii) the date which is 10 business days after the occurrence of the Top-Up Exercise Event (or such later date on which the closing of a purchase of Shares pursuant to the Company Option Agreement may be consummated), or (iii) the termination of the Merger Agreement.

CONFIDENTIALITY AGREEMENT

    Pursuant to an agreement dated as of November 3, 1997 (the "CONFIDENTIALITY AGREEMENT") between the Company and Parent, the Company has supplied Parent with certain non-public, confidential and proprietary information about the Company. Parent has agreed in the Confidentiality Agreement that it, together with its directors, officers, employees, agents and representatives, will keep confidential all such information supplied by the Company and that it will not, without the prior written consent of the Board of Directors of the Company, until November 3, 1999, acquire or offer to acquire any securities or assets of the Company or enter into or propose to enter into any business combination involving the Company. In the Merger Agreement, the Company has represented and warranted that the making of any offer and proposal and the taking of any other action by Parent or Purchaser in connection with the Merger Agreement, the Company Option Agreement and the Stockholder Option Agreements and the transactions contemplated hereby and thereby have been consented to by the Board of Directors of the Company in accordance with the terms and provisions of the Confidentiality Agreement.

APPRAISAL RIGHTS

    No appraisal rights are available to holders of Shares in connection with the Offer. However, if the Merger is consummated, holders of Shares will have certain rights under Section 262 of the DGCL (and may have similar rights under the CGCL) to dissent and demand appraisal of, and payment in cash for the fair value of, their Shares. Such rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the Offer Price and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price and the Merger Consideration.

    If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses such stockholder's right to appraisal, as provided in the DGCL, the Shares of such holder will be converted into the Merger Consideration in accordance with the Merger Agreement. A stockholder may withdraw such stockholder's demand for appraisal by delivery to Purchaser of a written withdrawal of such stockholder's demand for appraisal and acceptance of the Merger.

    FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL (OR, IF APPLICABLE, THE CGCL) FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

PLANS FOR THE COMPANY

    As soon as practicable following the consummation of the Offer, Purchaser intends to effect the Merger. It is expected that, initially following the Offer and the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted, and that the Company's current management, under the direction of the Board of Directors of the Surviving Corporation, will continue to manage the Company. Following consummation of the Merger, however, Parent intends to conduct a review of the Company and its assets, its corporate structure, operations, properties, management and personnel and consider what, if any, changes would be desirable in light of the circumstances which then exist. Such changes could include the acquisition or disposition of assets or other changes in the Company's capitalization, dividend policy, corporate structure, business, certificate of incorporation, by-laws, board of directors or management.

    "GOING PRIVATE" TRANSACTIONS. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger. However, Rule 13e-3 would be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to the consummation of the transaction.

    Except as noted in this Offer to Purchase, Purchaser and Parent have no present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's capitalization, dividend policy, corporate structure, business or composition of its management.

13. DIVIDENDS AND DISTRIBUTIONS

    If, on or after the date of the Merger Agreement, the Company should (a) issue, sell or pledge, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge of (i) any securities of the Company or any of its subsidiaries (including the Shares), or grant or accelerate any right to convert or exchange any securities of the Company or any of its subsidiaries, other than Shares issuable upon exercise of the options or warrants outstanding on the date hereof, or (ii) any other securities in respect of, in lieu of or in substitution for Shares outstanding on the date hereof; (b) split, combine or reclassify its capital stock; or (c) acquire or redeem, directly or indirectly, any of its outstanding securities (including the Shares), then subject to the provisions of Section 14, Purchaser, in its sole discretion, may make such adjustments as it deems appropriate to the terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

    If, on or after the date of the Merger Agreement, the Company should (a) declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on the Shares, (b) issue or grant options or rights to purchase any securities of the Company or any of its subsidiaries (including the Shares), or grant or accelerate any right to convert or exchange any securities of the Company or any of its subsidiaries, other than Shares issuable upon exercise of the options or warrants outstanding on the date hereof, or (c) issue or grant options or rights to purchase any other securities in respect of, in lieu of or in substitution for Shares outstanding on the date hereof, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to Purchase, then, subject to the provisions of Section 14, (i) the Offer Price may, in the sole discretion of Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (ii) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders (A) will be received and held by the tendering stockholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer, or (B) at the direction of Purchaser, will be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by Purchaser in its sole discretion.

    Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the two preceding paragraphs and nothing herein shall constitute a waiver by Purchaser or Parent of any of their rights under the Merger Agreement or a limitation of remedies available to Purchaser or Parent for any breach of the Merger Agreement, including termination thereof.

14. CERTAIN CONDITIONS OF THE OFFER

    Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment, purchase or pay for any Shares tendered until the expiration of any applicable waiting period for the Offer and the Stockholder Options granted pursuant to the Stockholder Option Agreements under the HSR Act, and Parent may terminate or, subject to the terms and conditions of the Merger Agreement, amend the Offer as to any Shares not then accepted for payment, shall not be required to accept for payment or pay for any Shares, or may delay the acceptance for payment of Shares tendered, if (i) at the expiration of the Offer, the number of Shares validly tendered and not withdrawn, together with the Shares beneficially owned by Parent and its affiliates or which Parent and its affiliates have the right to acquire pursuant to the Company Option Agreement, shall not constitute at least 90% of the outstanding Shares on a fully diluted basis, provided, however, that the Minimum Condition may be required to be amended in accordance with the Merger Agreement as set forth in Section 1 herein, or (ii) at any time on or after the date of the Merger Agreement, and prior to the acceptance for payment of Shares, any of the following events shall occur or exist:

        (a) there shall have been any action taken, or any statute, rule, regulation, judgment, order or injunction, proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to the Offer, the Stockholder Options, the Top-Up Option or the Merger, that would or is reasonably likely to (i) make the acceptance for payment of, or payment for or purchase of some or all of the Shares pursuant to the Offer, the Stockholder Options or the Top-Up Option illegal, or otherwise restrict or prohibit the consummation of the Offer, the Stockholder Options, the Top-Up Option or the Merger, (ii) result in a significant delay in or restrict the ability of Purchaser to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer, the Stockholder Options or the Top-Up Option or to effect the Merger, (iii) render Purchaser unable to accept for payment or pay for or purchase some or all of the Shares pursuant to the Offer, the Stockholder Options or the Top-Up Option, (iv) impose material limitations on the ability of Parent, Purchaser or any of their respective subsidiaries or affiliates to acquire or hold, transfer or dispose of, or effectively to exercise all rights of ownership of, some or all of the Shares including the right to vote the Shares purchased by it pursuant to the Offer, the Stockholder Options or the Top-Up Option on all matters properly presented to the stockholders of the Company, (v) require the divestiture by Parent, Purchaser or any of their respective subsidiaries or affiliates of any Shares, or require Parent, Purchaser, the Company, or any of their respective subsidiaries or affiliates to dispose of or hold separate all or any material portion of their respective businesses, assets or properties or impose any material limitations on the ability of any of such entities to conduct their respective businesses or own such assets, properties or Shares or on the ability of Parent or Purchaser to conduct the business of the Company and its subsidiaries and own the assets and properties of the Company and its subsidiaries, or (vi) impose any material limitations on the ability of Parent, Purchaser or any of their respective subsidiaries or affiliates effectively to control the business or operations of the Company, Parent, Purchaser, or any of their respective subsidiaries or affiliates.

        (b) there shall have been instituted or pending any action, proceeding or counterclaim by or before any governmental, administrative or regulatory agency or instrumentality or before any court, arbitration tribunal or any other tribunal, domestic or foreign, challenging the making of the Offer or the acquisition by Purchaser of the Shares pursuant to the Offer or the Stockholder Options or the Top-Up Option or the consummation of the Merger, or seeking to obtain any material damages, or seeking to, directly or indirectly, result in any of the consequences referred to in clauses (i) through (viii) of paragraph (a) above;

        (c) any of the Stockholder Option Agreements shall not be in full force and effect or any of the Option Grantors shall have breached in any material respect any representation, warranty or covenant contained therein;

        (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange in the United States, including the NASDAQ stock market, or the Frankfurt Stock Exchange, for a period of more than one full trading day,
    (ii) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States or Germany, (iii) the commencement of a war, armed hostilities or any other international or national calamity involving the United States or Germany, or (iv) in the case of any of the foregoing existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof;

        (e) any Person, entity or "group" (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Parent or the Option Grantors or any of their respective affiliates (and other than persons, entities or groups that are permitted to report their ownership of Shares with the SEC on Schedule 13G) shall have become the beneficial owner (as that term is used in Rule 13d-3 under the Exchange Act) of more than 20% of the outstanding Shares;

        (f) the Company or any of its subsidiaries (or the Board of Directors or any committee thereof of the Company) shall have approved, recommended, authorized, proposed, filed a Schedule 14D-9 not opposing, or publicly announced its intention to enter into, any Acquisition Transaction (other than with the Parent, Purchaser or any of their affiliates) or shall have resolved to do any of the foregoing;

        (g) there shall have occurred any change, condition, event or development in the business, condition (financial or otherwise), assets, liabilities, results of operations or prospects of the Company or any of its subsidiaries that is, or is reasonably likely to be, materially adverse to the Company and its subsidiaries taken as a whole or that materially impairs the ability of the parties to consummate the Offer or the Merger;

        (h) the Company shall have breached or failed to comply in any material respect with any of its obligations, covenants, or agreements under the Merger Agreement or the Company Option Agreement or any representation or warranty of the Company contained in the Merger Agreement, that is qualified as to materiality, shall not be true and correct, or any such representation or warranty that is not so qualified, shall not be true and correct in any material respect, in each case either as of when made or at any time thereafter;

        (i) the Merger Agreement shall have been terminated pursuant to its terms or shall have been amended pursuant to its terms to provide for such termination or amendment of the Offer; or

        (j) the Board of Directors or any committee thereof of the Company shall have modified or amended in any manner adverse to Parent or Purchaser or shall have withdrawn its authorization, approval or recommendation of the Offer, the Merger or the Merger Agreement, or shall have resolved to do any of the foregoing or shall have failed to have reiterated its recommendation within five business days of any written request by Parent or Purchaser therefor;

which, in the good faith judgment of Parent or Purchaser, in any case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser or any of their affiliates permitted by the Merger Agreement) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for Shares.

    The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted regardless of the circumstances (including any action or inaction by Parent or Purchaser or any of their affiliates permitted by the Merger Agreement giving rise to any such condition) or waived by Parent or Purchaser in whole or in part at any time or from time to time in its discretion subject to the terms and conditions of the Merger Agreement; PROVIDED, HOWEVER, that the Minimum Condition may not be waived without the Company's consent. The failure of Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by Parent or Purchaser concerning the events described above will be final and binding on all parties.

15. CERTAIN LEGAL MATTERS

    Except as described in this Section 15, neither Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental authority that would be required for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise expressly described in this Section 15, Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions of the Offer.

    STATE TAKEOVER LAWS. Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." The Company has represented in the Merger Agreement that it properly approved, among other things, the Offer, the Stockholder Option Agreements, the Company Option Agreement and the Merger for purposes of Section 203 of the DGCL. Accordingly, the restrictions of Section 203 do not apply to the transactions contemplated by the Offer and the Merger Agreement.

    Section 2115 of the CGCL purports to subject certain corporations with specified minimum contacts in California to certain provisions of the CGCL even if that corporation is organized under the laws of a different state. For the reasons discussed below, Parent and Purchaser believe that Section 2115 of the CGCL should not operate so as to make such provisions applicable to the Company and the Merger. As described under "Introduction," if the CGCL were applicable to the Company and the Merger and if Purchaser acquired a majority (but less than 90%) of the outstanding Shares, Purchaser believes such application of California law could impair the ability of Parent, Purchaser and the Company to effect the Merger. To avoid this risk, the Offer is structured so that, if sufficient shares are not validly tendered to permit Purchaser to acquire, pursuant to the Offer and the Company Option Agreement, at least 90% of the then outstanding Shares, Purchaser shall either (i) extend the Offer in accordance with (and subject to the limitations of) the Merger Agreement for a period or periods not to exceed, in the aggregate, ten business days or (ii) amend the Offer to reduce the number of Shares sought pursuant to the Offer, and the number of Shares needed to satisfy the Minimum Condition, to the Revised Minimum Number of Shares. Purchaser would not, upon the satisfaction of all conditions and the purchase of Shares pursuant to the 49.9% Offer, own more than 50% of the Shares then outstanding. The Company, Purchaser and Parent believe that, in such event, the Merger could be approved by the affirmative vote of the holders of a majority of the Shares at a special meeting called for that purpose.

    A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In EDGAR
V. MITE CORP., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS CORP. V. DYNAMICS CORP. OF AMERICA, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining stockholders, PROVIDED that such laws were applicable only under certain conditions. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there. Subsequently, in TLX ACQUISITION CORP. V. TELEX CORP., a Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in TYSON FOODS, INC. V. MCREYNOLDS, a Federal district court in Tennessee ruled that four Tennessee takeover statues were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In

December 1988, a Federal district court in Florida held, in GRAND METROPOLITAN PLC V. BUTTERWORTH, that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

    Except as set forth above, based on information supplied by the Company, Purchaser does not believe that any other state takeover statutes apply (or purport to apply) to the Offer or the Merger. Other than obtaining the approvals necessary to remove the restrictions of Section 203 of the DGCL and structuring the Offer (as discussed above) to avoid certain restrictions of the CGCL Purchaser has not currently complied with any state takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer, the Company Option Agreement, the Stockholder Option Agreements or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer, the Company Option Agreement, the Stockholder Option Agreements or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute (including the restrictions of the CGCL) is applicable to the Offer, the Company Option Agreement, the Stockholder Option Agreements or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Company Option Agreement, the Stockholder Option Agreements or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer.

    ANTITRUST. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may be consummated following the expiration of a 15-calendar-day waiting period following the filing by Parent as the "ultimate parent entity" of Purchaser of a Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Antitrust Division of the Department of Justice (the "ANTITRUST DIVISION") or the Federal Trade Commission (the "FTC") or unless early termination of the waiting period is granted. Parent's filing under the HSR Act will also be made with respect to Purchaser's acquisition of Shares under the Stockholder Option Agreements. Parent is expected to make its filing with the Antitrust Division and the FTC on or about July 20, 1998. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material from Parent, the waiting period will be extended and would expire at 11:59 P.M., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, at the discretion of Purchaser, be extended and, in any event, the purchase of or any payment for Shares will be deferred until ten days following the date the request is complied with by Parent, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Unless the Offer is extended, any extension of the waiting period will not give rise to any additional withdrawal rights. See
Section 4. Although the Company is required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither the Company's failure to make such filings nor a request from the FTC or the Antitrust Division for additional information or documentary material made to the Company will extend the waiting period.

    In practice, complying with a request for additional information or documentary material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's proposed acquisition of the Company. At any time before or after Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of Purchaser or its subsidiaries, or the Company or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof. If any such action by the FTC, the Antitrust Division or any other person should be threatened or commenced, Purchaser may extend, terminate or amend the Offer. See Section 14 for certain conditions of the Offer. Parent and Purchaser believe that consummation of the Offer would not violate any antitrust laws; there can be no assurance, however, that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be.

    Although the parties to the Merger Agreement are required to remove or satisfy, if reasonably practicable, any objections to the validity or legality of the Merger, Parent is not required to satisfy any legal requirement that it divest or hold separate any assets or business operations of Parent or the Company.

    EXON-FLORIO PROVISION. Section 721 of the Defense Production Act of 1950, as amended (the "EXON-FLORIO PROVISION") applies to acquisitions by or with foreign persons which could result in foreign control of persons engaged in interstate commerce in the United States. The Exon-Florio Provision empowers the President of the United States to prohibit or suspend mergers, acquisitions or takeovers by or with foreign persons if the President finds, after investigation, credible evidence that the foreign person might take action that threatens to impair the national security of the United States and that other provisions of existing law do not provide adequate and appropriate authority to protect the national security. The President has designated The Committee on Foreign Investment in the United States ("CFIUS") as the agency authorized under the Exon-Florio Provision to receive notices and other information, to determine whether investigations should be undertaken and to make investigations. CFIUS is comprised of representatives of the Departments of Treasury, State, Commerce, Defense and Justice, the Office of Management and Budget, the United States Trade Representative's Office and the Council of Economic Advisors. Any determination by CFIUS that an investigation is called for must be made within 30 days after its acceptance of written notification concerning a proposed transaction. In the event that CFIUS determines to undertake an investigation, such investigation must be completed within 45 days after such determination. Upon completion or termination of any such investigation, the Committee must report to the President and present its recommendation. The President then has 15 days in which to suspend or prohibit the proposed transaction or to seek other appropriate relief.

    Based upon information made available to Parent by the Company as of the date of the Offer, Parent believes that the purchase of the Shares does not raise any national security issues and, as a result, Parent does not currently intend to deliver any notification to CFIUS. If notice of a proposed acquisition is not submitted to CFIUS, the transaction remains indefinitely subject to review by the President under the Exon-Florio Provision. If CFIUS asserts that the Offer or Merger raises any national security issues, Purchaser will not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer. See Section 14.

16. CERTAIN FEES AND EXPENSES

    Rhone Group LLC is acting as Dealer Manager in connection with the Offer and is acting as exclusive financial advisor to Parent with respect to the proposed acquisition of the Company. Parent has paid Rhone Group LLC for its services a financial advisory fee of $250,000 and, upon consummation of the Offer, Parent has agreed to pay Rhone Group LLC an additional fee of $750,000. Parent has also agreed to reimburse Rhone Group LLC for all of its reasonable out-of-pocket expenses. In addition, Parent has agreed to indemnify Rhone Group LLC and certain related persons against certain liabilities and expenses in connection with its services, including certain liabilities under the U.S. federal securities laws.

    Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent and Citibank, N.A. to act as the Depositary, in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the U.S. federal securities laws.

    Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the offering materials to their customers.

17. MISCELLANEOUS

    Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Rhone Group LLC, the Dealer Manager, or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    Purchaser and Parent have filed with the Commission the Schedule 14D-1 (including exhibits) pursuant to Rule 14d-3, under the Exchange Act, containing certain additional information with respect to the Offer and may file amendments thereto. The Company has filed with the Commission the Schedule 14D-9 (including exhibits) containing the Company's recommendation with respect to the Offer and other information required to be disseminated to stockholders of the Company pursuant to Rule 14d-9. Such Statements and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the Commission in the manner set forth in Section 8 (except that they will not be available at the regional offices of the Commission).

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                          HENKEL ACQUISITION CORP. II

July 20, 1998

                                                                         ANNEX I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                              PURCHASER AND PARENT

A. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

    The following table sets forth the name, business address, present principal occupation or employment and five-year employment history of position with Purchaser and each director and executive officer of Purchaser.

                                                                       POSITION WITH HCI AND PRESENT
NAME AND ADDRESS                                                     PRINCIPAL OCCUPATION OR EMPLOYMENT
--------------------------------------------------------  --------------------------------------------------------

Dr. Christoph Kirchner                                    Dr. Kirchner is Director Affiliated Companies Cosmetics
Henkelstrae 67                                            of Parent;
D-40191 Dusseldorf                                        Chairman of the Board of Purchaser.
Germany                                                   (citizen of Germany)

Ms. Petra U. Hammerlein                                   Ms. Hammerlein is a Senior Counsel at Parent;
Henkelstrae 67                                            she is also a Director of Purchaser.
D-40191 Dusseldorf                                        (citizen of Germany)
Germany

Mr. John E. Knudson                                       Mr. Knudson is the Vice President-Finance
2200 Renaissance Boulevard                                and Chief Financial Officer of Henkel
Gulph Mills, PA 19406                                     Corporation, and has held those positions since
                                                          1987. He is also Vice President and Treasurer
                                                          of Purchaser.
                                                          (citizen of U.S.)

Mr. Ernest G. Szoke                                       Mr. Szoke is the Vice President and Chief
2200 Renaissance Boulevard                                Legal Officer of Henkel Corporation, and has
Gulph Mills, PA 19406                                     held those positions since 1986. He is also
                                                          President and Secretary of Purchaser.
                                                          (citizen of U.S.)

B. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

    The following table sets forth the name, business address (except as noted), position with Parent and present principal occupation of each director, executive officer and controlling person of Parent. Each individual listed below is a citizen of Germany, except Mr. de Keersmaecker, who is a citizen of Belgium, and Dr. Morwind, who is a citizen of the Republic of Austria.

NAME AND ADDRESS                                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
--------------------------------------------------------  --------------------------------------------------------

SUPERVISORY BOARD:

Mr. Albrecht Woeste                                       Mr. Woeste is the owner, President and
Sontumerstrae 71                                          Managing Director of R. Woeste GmbH & Co.
D-42551 Velbert                                           KG, a manufacturing company, and has held
Germany                                                   those positions since before 1991. Since 1990,
                                                          he has also been Chairman of the Supevisory
                                                          Board and Chairman of the Shareholders'
                                                          Committee of Parent.

Dr. Ulrich Cartellieri                                    Dr. Cartellieri is a member of the Board of
Konigsalles 45/51                                         Management of Deutsche Bank AG, and has
40191 Dusseldorf                                          held that position since 1981.
Germany

Mr. Hans Dietrichs                                        Mr. Dietrichs is a member of the Works Council of Parent
Ziegeleistrae                                             and has held that position since April 1990. He has been
39307 Genthin                                             a member of the Supervisory Board since May 1998.
Germany

Mrs. Ursula Fairchild                                     Mrs. Fairchild has been a photographer since
6126 Avenida Cresta                                       before 1993.
La Jolla, California 92307
United States

Mr. Bernd Hinz                                            Mr. Hinz has been a member of the Works Council of
Rheinstrae 48                                             Parent sicne 1994. He has been a member of the
51371 Leverkusen                                          Supervisory Board sicne May 1998.
Germany

Mr. Dieter Jansen                                         Mr. Jansen has been a member of the Works Council of the
Bahnhofstrae 25                                           Parent since 1975. He has been a member of the
41472 Neuss                                               Supervisory Board since May 1998.
Germany

Mr. Benedikt-Joachim Freiherr von Herman                  Mr. von Herman has been a Forester since
Obere Dorfstrae 1                                         before 1992.
88489 Wain
Germany

Prof. Dr. h.c. Neribert Meffert                           Professor Meffert has been a Professor at the
Universtccbatsstrae 14-16                                 University of Munster since 1968 and
48143 Munster                                             Director of the Insitute for Marketing since
Germany                                                   1968.

NAME AND ADDRESS                                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
--------------------------------------------------------  --------------------------------------------------------

SUPERVISORY BOARD (CONTINUED):
Mr. Hans Mehnert                                          Mr. Mehnert is a member of the Works
Henkelstrae 67                                            Council of Parent, and has held that position
40191 Dusseldorf                                          since 1972.
Germany

Prof. Dr. Heinz Riesenhuber                               Prof. Dr. Riesenhuber was the German Secretary of
Bundesforschungsminister a.D.                             Science and Technology between 1982 and 1993. He has
Nochtigallenwag 6                                         been a member of Parliament since 1976.
65929 Frankfurt
Germany

Mr. Heinrich Thorbecke                                    Mr. Thorbecke is the owner and Managing Director of Bank
Wolfgangweg 17                                            Thorbecke in Geneva, Switzerland.
CH-9014 St. Gallen
Germany

Mr. Michael Vassilidias                                   Mr. Vassilidias has been employed as a
Hauptvorstand                                             Chemical Engineer at IG Bergbau since
Alte Dohrenerstrae 84                                     November 1986.
30173 Hannover
Germany

Mr. Bernhard Walter                                       Mr. Walter has been Chairman of the Board of Managing
60301 Frankfurt                                           Directors of Dresdner Bank
Germany                                                   AG since 1998

Mr. Jurgen Walter                                         Mr. Walter is an officer of IG Chemie-Papier-
Konigsworther Platz 6                                     Keramik (Industrial union of employees in the
30167 Hannover                                            chemical industry) and is a member of the
Germany                                                   Governing Board of IG Chemie-Papier-
                                                          Keramik, and has held such positions since
                                                          1970 and 1982, respectively.

Dr. Anneliese Wilsch-Irrgang                              Dr. Wilsch-Irrgang is the Chairman of the Management
Flotowstrae 2a                                            Personnel Representatives of Parent and has been
40593 Dusseldorf                                          employed as a dentist since November 1985.
Germany

Mr. Winfried Zander                                       Mr. Zander was a Vice Chairman of the Works
Henkelstrae 67                                            Council of Parent, and has held that position
40191 Dusseldorf                                          from June, 1994 until May 1998. Since then, he has been
Germany                                                   the Chairman of the Works Council and Vice Chairman of
                                                          the Supervisory Board. He has been a member of the Works
                                                          Council of Parent since 1984.

NAME AND ADDRESS                                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
--------------------------------------------------------  --------------------------------------------------------
BOARD OF MANAGEMENT:

Dr. Hans-Dietrich Winkhaus                                Dr. Winkhaus is the President and Chief
Henkelstrae 67                                            Executive Officer of Parent, and has held those
40191 Dusseldorf                                          positions since 1992. Prior to 1992, Dr.
Germany                                                   Winkhaus served as Executive Vice President/
                                                          Deputy to the Chief Executive Officer of
                                                          Parent.

Mr. Guido de Keersmaecker                                 Mr. De Keersmaecker is the Executive Vice
Henkelstrae 67                                            President-Adhesives of Parent, and has held
40191 Dusseldorf                                          that position since May, 1993. He was the
Germany                                                   President directeur general of Henkel France
                                                          S.A. from 1991-1993.

Dr. Jochen Krautter                                       Dr. Krautter is the Executive Vice President-
Henkelstrae 67                                            Metal Chemicals of Parent, and has held that
40191 Dusseldorf                                          position since 1992. He was the Managing
Germany                                                   Director of Henkel Belgium from 1991-1992.
                                                          He was also a Director of Loctite Corporation until
                                                          1985.

Dr. Ulrich Lehner                                         Dr. Lehner is the Chief Financial Officer of
Henkelstrae 67                                            Parent, and has held that position since April,
40191 Dusseldorf                                          1995. From 1994 through March, 1995, he
Germany                                                   was a Vice President of Parent. He was the
                                                          President, Henkel Asia Pacific, from 1991-
                                                          1993.

Dr. Klaus Morwind                                         Dr. Morwind is Executive Vice President-
Henkelstrae 67                                            Detergents/Cleaning Products of
40191 Dusseldorf                                          Parent, and has held that position since 1991.
Germany

Dr. Roland Schulz                                         Dr. Schulz is Executive Vice President-Human
Henkelstrae 67                                            Resources of Parent, and has held that position
40191 Dusseldorf                                          since January 1991.
Germany

Prof. Dr. Uwe Specht                                      Prof. Dr. Specht is the Executive Vice
Henkelstrae 67                                            President-Cosmetics/Toiletries of Parent,
40191 Dusseldorf                                          and has held that position since 1990.
Germany

Dr. Harald Wulff                                          Dr. Wulff is an Executive Vice President of
Henkelstrae 67                                            Parent, and has held that position since June 1,
40191 Dusseldorf                                          1996. He served as President and Chief
Germany                                                   Executive Officer of Henkel Corporation from
                                                          1988 until June 1, 1996.

NAME AND ADDRESS                                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
--------------------------------------------------------  --------------------------------------------------------
SHAREHOLDERS' COMMITTEE:

Mr. Albrecht Woeste                                       Mr. Woeste is the owner, President and
Henkelstrae 67                                            Managing Director of R. Woeste GmbH & Co.
40191 Dusseldorf                                          KG, a manufacturing company, and has held
Germany                                                   those positions since before 1991. Since 1990,
                                                          he has also been Chairman of the Supervisory
                                                          Board and Chairman of the Shareholders'
                                                          Committee of Parent.

Mr. Ulrich Hartman                                        Mr. Hartman is the President and Chief Executive Officer
Bennigsenplatz 1                                          of Veba AG and has held these positions since 1993.
40474 Dusseldorf
Germany

Chrisoph Henkel                                           Mr. Henkel is an independent entrepreneur and
Henkelstrae 67                                            business executive. He has been a Director of
40191 Dusseldorf                                          Parent since 1989. From 1991-1992, Mr.
Germany                                                   Henkel served as Vice President, Special
                                                          Projects of Henkel Corporation. He has been a
                                                          Director of Loctite Corporation since 1994. Mr. Henkel
                                                          has been Vice-Chairman of the Shareholders' Committee
                                                          since 1994.

Mr. Walter Huneke                                         Mr. Huneke is a private investor and has been
Hohe Str.33                                               a real estate developer and owner of a paper
40213 Dusseldorf                                          business since before 1991. He has been a
Germany                                                   member of the Shareholders' Committee of
                                                          Parent since 1978.

Dr. Jurgen Manchot                                        Dr. Manchot is the Vice Chairman of the
Henkelstrae 67                                            Shareholders' Committee of Parent, and has
40191 Dusseldorf                                          held that position since 1976. Dr. Manchot
Germany                                                   was a Director of Loctite Corporation from
                                                          December, 1985 until April, 1996.

Dipl. Kfm. Helmut O. Maucher                              Mr. Maucher is the Chairman of the Board
55 Avenue Nestle                                          of Nestle S.A., and has held this position since 1990.
CH-1800 Vevey                                             From 1990 until 1998, he was also the Chief Executive
Switzerland                                               Officer of Nestle S.A.

Dr. Christa Plichta                                       Dr. Plichta has been a physician in private
Chemin Colladon 22                                        practice since before 1992.
CH-1209 Geneve
Switzerland

Dr. Wolfgang Roller                                       Dr. Roller was the Chairman of the Supervisory
Jccburgen-Ponto-Platz 1                                   Board of Dresdner Bank AG, and has held
60301 Frankfurt Am Main                                   that position from 1993 until 1997. From 1971 to 1993,
Germany                                                   he was a Member and Speaker (1985) of the Board of
                                                          Managing Directors of Dresdner Bank AG.

NAME AND ADDRESS                                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
--------------------------------------------------------  --------------------------------------------------------

SHAREHOLDERS' COMMITTEE: (CONTINUED):
Professor Dr. Dr. Helmut Sihler                           Prof. Dr. Sihler is a member of the
Henkelstrae 67                                            Shareholders' Committee of Parent, and has
40191 Dusseldorf                                          held such position since 1992. He served as
Germany                                                   President and Chief Executive Officer of
                                                          Parent from 1980 to 1992. Prof. Dr. Sihler has
                                                          also served as, among other positions, Chairman of the
                                                          Supervisory Board of Deutsche Telekom AG since July
                                                          1996; and Chairman of the Supervisory Board of
                                                          Dr.Ing.h.c. F. Porsche AG since March 1993.

    Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:

                                 CITIBANK, N.A.

            BY HAND:                           BY MAIL:                     BY OVERNIGHT COURIER:
         Citibank, N.A.                     Citibank, N.A.                     Citibank, N.A.
     Corporate Trust Window         c/o Citicorp Data Distribution,    c/o Citicorp Data Distribution,
   111 Wall Street, 5th Floor                    Inc.                               Inc.
    New York, New York 10043                 P.O. Box 7072                     404 Sette Drive
                                       Paramus, New Jersey 07653          Paramus, New Jersey 07652

              FACSIMILE FOR ELIGIBLE INSTITUTIONS: (201) 262-3240
                      TO CONFIRM FAX ONLY: (800) 422-2077

    DELIVERY OF THIS INSTRUMENT TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS TO A FACSIMILE NUMBER OTHER THAN THE ONES LISTED ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at the telephone numbers and addresses below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer material may be obtained from the Information Agent. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     abcdef
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)

                         CALL TOLL-FREE: (800) 322-2885

                      THE DEALER MANAGER FOR THE OFFER IS:

                                     [LOGO]

                          1330 Avenue of the Americas
                            New York, New York 10019
                         (212) 841-1275 (Call Collect)